MEMORANDUM
TO:	Deborah Skeens U. S. Securities and Exchange Commission
FROM:	Susan S. Rhee Senior Vice President & General Counsel
DATE:	July 27, 2011
SUBJECT:	Response to Comments to Form N-1A for JNL Series Trust (“Trust”) File Nos: 33-87244 and 811-8894

This memorandum addresses the U.S. Securities and Exchange Commission staff’s (“Commission” and “Commission Staff”, as appropriate) comments on July 11, 2011 to the Trust’s 485APOS filing on Form N1-A.

The comments are repeated below in italics, with responses immediately following. We have also included the revised pages from the prospectus, as applicable.

1.	Please ensure that important terms used throughout the prospectus are defined at first use. For example, on page 2, “Underlying Funds” is not defined at first use.

Response:    On page 2, the Registrant has deleted the stricken language and added the underscored language and the paragraphs will read as follows:

Effective August 29, 2011, please note that the JNL/Goldman Sachs Emerging Markets Debt Fund, JNL/Mellon Capital Management Global Alpha Fund, and JNL/Red Rocks Listed Private Equity Fund are only available ~~as Underlying Funds~~ for investment to the JNL/S&P Funds and JNL Alt Funds.

Effective August 29, 2011, please note that the JNL/Goldman Sachs Emerging Markets Debt Fund is only available ~~as Underlying Funds~~ for investment to the JNL Disciplined Funds.

Effective August 29, 2011, please note that the JNL/AQR Managed Futures Strategy Fund is only available ~~as Underlying Funds~~ for investment to the JNL/S&P Funds and JNL Alt Funds.

Effective August 29, 2011, please note that the JNL/Mellon Capital Management Emerging Markets Index Fund is only available ~~as Underlying Funds~~ for investment to the JNL/S&P Funds and JNL Disciplined Funds.

2.	Please define “JNAM” and “NAV” in each summary, as applicable.

Response:    The Registrant will review the prospectus and make any corrections regarding defined terms as needed.

3.	For the JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund:

(a)	Please confirm that the Board of Trustees of the JNL Series Trust has approved the investment sub-advisory agreement with each subsidiary.

Response: Applicable to (3. b. c. and f.)  The Cayman Subsidiaries will not comply with Sections 15 and 16 of the 1940 Act.  Since the subsidiaries are not subject to the 1940 Act, they are not required to do so.  To avoid additional complexity and expense, the President and Chief Financial Officer of the Trust will serve as the Board of Directors of the Subsidiaries.  Despite this structure, we do not consider any investor protections to be compromised.  The Subsidiaries are wholly-owned by the JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund, respectively, and each is under the complete control of the Fund, as its sole shareholder.  The Subsidiaries cannot take any extraordinary action without the approval of the Funds and its respective Board, which oversee the operations of the Subsidiaries.  The Directors of the Subsidiaries are also officers of the Fund and are appointed by, and serve at the pleasure of, the Funds’ Board.  The operations of the Subsidiaries are subject to the review and oversight of the Funds’ Chief Compliance Officer and the Funds’ compliance policies and procedures, which are approved and reviewed by the Funds’ Board.  Independent Trustees currently comprise 75% of the Fund’s Board.  Further, since the Subsidiaries are wholly-owned by the Funds, the Subsidiaries are not an issuer of securities and this is not a hub and spoke, nor is it a 1940 Act registered entity. As such, the Funds do not believe that there is a need for the Directors of the Subsidiaries to be signatories to the Funds’ post-effective amendments.

(b)	Please confirm that each subsidiary is structured in accordance with Section 16.

Response:    Please refer to response 3(a) and 5.  Please note that this disclosure is similar to disclosure in Russell Investment Co. (File No. 002-71299).

(c)	Please disclose the policy of each subsidiary in accordance with Section 8(b).

Response:    The Registrant believes that the information disclosed in the prospectus for the JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund accurately discloses the policies of each subsidiary in accordance with Section 8(b).With respect to the subsidiary the prospectus states:

JNL/AQR Managed Futures Strategy Fund:

Generally, the Subsidiary will invest primarily in commodity futures, but it may also invest in financial futures, option and swap contracts, fixed income securities, pooled investment vehicles, including those that are not registered pursuant to the Investment Company Act of 1940, as amended (“1940 Act”), and other investments intended to serve as margin or collateral for the Subsidiary’s derivative positions.

JNL/BlackRock Global Allocation Fund:

The Fund may also gain exposure to commodity markets by investing up to 25% of its total assets in JNL/BlackRock Global Allocation Fund Ltd., a wholly owned subsidiary of the Fund formed in the Cayman Islands ( “Subsidiary”), which invests primarily in commodity-related instruments. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments and commodities. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund.

(d)	Please confirm that the audited financials of each subsidiary will be provided to the Board of Trustees.

Response:    The financials of each Cayman Subsidiary are consolidated with those of the respective Fund and the Funds’ financials are provided to the Board.

(e)	Please confirm that each of the fund’s has consented to service of process for the applicable subsidiary and consented to examination of the applicable subsidiary’s books and records.

Response:    The Registrant confirms that the Board of Trustees for each of the Funds has consented to service of process for each subsidiary and to the examination of the each subsidiary’s books and records.

(f)	Please confirm that the Board of Trustees will have each subsidiary’s Board execute the Trust’s Post-Effective Amendment.

Response:    Please refer to response 3(a).

4.
For the JNL Institutional Alt 20 Fund, JNL Institutional Alt 35 Fund, JNL Institutional Alt 50 Fund, and JNL Institutional Alt 65 Fund, please remove the footnote to the table entitled “Annual Fund Operating Expenses” as this footnote is not permitted or required under Form N-1A.

Response:    The Registrant has deleted this footnote to the table entitled “Annual Fund Operating Expenses” for the above named Funds.

5.
For the JNL/AQR Managed Futures Strategy Fund, the footnote following the “Annual Fund Operating Expenses” table describing the subsidiary structure is too lengthy.  Please modify the footnote so that it states that the table and expenses reflect the fees of the Fund and the subsidiary.  The disclosure regarding the Fund and its subsidiary should be moved to the Item 9 section of the prospectus.  This comment also applies to JNL/BlackRock Global Allocation Fund.

Response:    The Registrant has modified the footnote for both JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund following the “Annual Fund Operating Expenses” table, so it now reads as follows:

1The Fund may invest a portion of its assets in a wholly-owned “Subsidiary,” (as defined herein). The Management/Administrative Fee and Other Expenses also reflect the expenses borne by the Fund as the sole shareholder of the Subsidiary.

Additionally, the following has been added to the section entitled “Principal Investment Strategies” for JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund:

The Subsidiary is advised by Jackson National Asset Management, LLC (“JNAM”) and has the same money managers as the Fund.  The Subsidiary has entered into a separate investment advisory agreement with JNAM for the management of the Subsidiary portfolio pursuant to which JNAM agrees to receive no additional compensation for services to the Subsidiary. This provision of the investment advisory agreement with the Subsidiary may not be discontinued by JNAM as long as its contract with the Subsidiary is in place.

6.
For the JNL Institutional Alt 20 Fund, JNL Institutional Alt 35 Fund, JNL Institutional Alt 50 Fund, and JNL Institutional Alt 65 Fund, the principal investment risks should disclose the risks of the underlying funds that in the aggregate will have a material risk to the funds.

Response:    The Registrant has added “credit risk” and “equity securities risk” to the above named Funds, as well as, the JNL/S&P Managed Funds, JNL/S&P 4 Fund and the JNL Disciplined Funds.

Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. Credit ratings may reflect the varying degrees of risk.  Municipal bonds are subject to the risk that litigation, legislation or other political events, local business or economic conditions, or the bankruptcy of the issuer could have a significant effect on an issuer’s ability to make payments of principal and/or interest.

Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

7.	Each fund should only show one bar chart per Item 4, Section 3 of Form N-1A. Please note that the 497c versions may show Class A and Class B bar charts.

Response:    The Registrant will be showing bar charts for Class A and will include the Class B bar charts in our 497 filings.

8.	Please confirm that the 15(c) disclosure will be included in the Semi-Annual Report for the Trust, as disclosed in this prospectus.

Response:    The Registrant confirms that the 15(c) disclosure will be included in the Semi-Annual Report for the Trust as disclosed in the prospectus.

9.	SAI - Please confirm that the information regarding security ownership will be filed by amendment before this amendment goes effective.

Response:    The Registrant confirms that the information regarding security ownership will be filed by amendment before this amendment goes effective.

10.	For some of the funds, the principal investment strategies and the principal investment risks are not consistent.

a.
For the JNL/BlackRock Global Allocation Fund, the fund’s summary does not refer to investment in emerging markets but the additional information section in the Item 9 prospectus does as does the principal risks in both the summary and Item 9 prospectuses.

Response:    The Registrant has added the following sentence to the section entitled “Principal Investment Strategies”:

The Fund may invest in both developed and emerging markets.

b.
For the JNL/Lazard Emerging Markets Fund, the fund’s summary does not refer to investment in emerging markets but the additional information section in the Item 9 prospectus does as does the principal risks in both the summary and Item 9 prospectuses.

Response:    In the summary prospectus section entitled “Principal Investment Strategies,” it currently states as follows (the italics have been added for emphasis):

Principal Investment Strategies. The Fund seeks to achieve its objective by investing under normal circumstances at least 80% of its assets in equity securities of companies whose principal business activities are located in emerging market countries.

The Fund may engage, to a limited extent, in various investment techniques, such as foreign currency transactions and the use of derivative instruments to gain exposure to foreign currencies and emerging securities, and to hedge the Fund’s investments.

The summary prospectus section entitled “Principal Risks of Investing in the Fund” currently discloses “emerging markets risk” as a principal risk of the Fund.

In the Item 9 prospectus section entitled “Principal Investment Strategies,” it currently states as follows (the italics have been added for emphasis):

Principal Investment Strategies.  The Fund seeks to achieve its objective by investing under normal circumstances at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in equity securities of companies whose principal business activities are located in emerging market countries.

Emerging market countries include, but are not limited to. all countries represented by the MSCI Emerging Markets Index.  The Index includes, but is not limited to, the following countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

The Sub-Adviser has expertise in managing relative value and relative growth emerging markets equity strategies and may allocate assets to relative value and relative growth investment strategies.  In the emerging markets relative value strategy, assets are invested in companies that the Sub-Adviser believes are undervalued based on their earnings, cash flow or asset values.  In the emerging markets relative growth strategy, the Sub-Adviser employs a relative growth investment philosophy that is based on value creation through the process of bottom-up stock selection.  The philosophy is implemented by assessing the trade-off between forward earnings growth rates and valuations for an individual security.  The Sub-Adviser’s approach consists of an analytical framework, accounting validation, fundamental analysis and portfolio construction parameters.

The Sub-Adviser will make allocation decisions between the strategies based on quantitative and qualitative analysis through proprietary software models.  Quantitative analysis includes, among others, statistical analysis of portfolio risks, factor dependencies and trading tendencies.  Qualitative analysis includes, among others, analysis of the global economic environment as well as internal and external research on individual securities, portfolio holdings, attribution factors, behavioral patterns and overall market views and scenarios.

The allocation of the Fund’s assets among emerging market countries may shift from time to time based on the Sub-Adviser’s judgment and its analysis of market conditions.  However, the Fund is likely to focus on companies in Latin America, the Pacific Basin and Eastern Europe.

The Fund may engage, to a limited extent, in various investment techniques, such as foreign currency transactions and the use of derivative instruments to gain exposure to foreign currencies and emerging securities, and to hedge the Fund’s investments.

11.
For the JNL/BlackRock Global Allocation Fund, in both the summary and Item 9 prospectuses, structured notes risk is listed as a principal investment risk, but is not mentioned as part of the principal investment strategy.

Response:    The Registrant has added the underscored language to the sixth paragraph of the summary prospectus in the section entitled “Principal Investment Strategies” as follows:

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments, such as structured notes, and other investment vehicles that exclusively invest in precious metals such as exchange traded funds, which are designed to provide this exposure without direct investment in physical commodities or commodities futures contracts. The Fund may also gain exposure to commodity markets by investing up to 25% of its total assets in JNL/BlackRock Global Allocation Fund Ltd., a wholly owned subsidiary of the Fund formed in the Cayman Islands (“Subsidiary”), which invests primarily in commodity-related instruments. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund.

The Registrant has added the underscored language to the sixth paragraph of the Item 9 prospectus in the section entitled “Principal Investment Strategies” as follows:

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments, such as structured notes, and other investment vehicles that exclusively invest in precious metals, which are designed to provide this exposure without direct investment in physical commodities or commodities futures contracts. The Fund may also gain exposure to commodity markets by investing in the Subsidiary. The Subsidiary invests primarily in commodity-related instruments. JNAM is the manager of the Subsidiary. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund. The Fund will limit its investments in the Subsidiary to 25% of its total assets.

12.
For the JNL/Lazard Emerging Markets Fund, the overall principal investment risks in the summary and Item 9 prospectuses is not consistent with the principal investment strategy.  The principal investment strategy states that the fund will invest at least 80% in equity securities of emerging markets, but there is no country/regional risk listed in the principal investment risk.  Additionally, the principal investment risks do not include a derivatives risk, even though the fund may invest in a limited extent in derivatives.

Response:    The Registrant has moved “derivatives risk” from the section entitled “Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks)” to the section entitled “Principal Risks of Investing in the Fund”.

The Registrant has also added “country/regional risk” section entitled “Principal Risks of Investing in the Fund”.

Country/Regional risk – There is a risk that world events, such as political upheaval, financial troubles, or natural disasters, will adversely affect the value of securities issued by companies in foreign countries or regions. This risk is especially high in emerging markets.

13.	For the JNL/Capital Guardian Global Balanced Fund, please move the risk disclosure that follows the tables in the section entitled “Expense Example” to another part of the prospectus.

Response:    The Registrant has moved the paragraph that followed the tables in the section entitled “Expense Example” to the section entitled “Principal Investment Strategies.”

14.	For the JNL/Franklin Templeton Small Cap Value Fund, please disclose foreign securities risk as a principal investment risk.

Response:    The Registrant has added “foreign securities risk” to the section entitled “Principal Risks of Investing in the Fund” in both the summary and Item 9 prospectus.

15.	For the JNL/Invesco Global Real Estate Fund, please clarify in the supplement why sector is the risk and not the real estate sector.

Response:    The Registrant has removed “sector risk” as a principal risk of the Fund in both the summary and Item 9 prospectus.  The Fund currently includes “real estate investment risk” as a principal risk of the Fund in the section entitled “Principal Risks of Investing in the Fund” in both the summary and Item 9 prospectus.

16.	For the JNL/Mellon Capital Management Pacific Rim 30 Fund, please add “country/regional risk” as a principal risk of the Fund.

Response:    The Registrant has moved “Pacific Rim investing risk” to the section entitled “Principal Risks of Investing in the Fund” in both the summary and Item 9 prospectus.

17.	Please confirm that all derivatives comply with the letter from Barry Miller dated July 30, 2010.

Response:    The Registrant has reviewed the staff interpretations set forth in the above referenced letter and believe that the principal investment strategies accurately and appropriately take the staff interpretations into consideration.

18.
For JNL/AQR Managed Futures Strategy Fund, please modify the “subsidiary risk” to list “sub-adviser” and not “adviser.”  For the principal investment risks, please explain supplementally why there are risks that are in the retail fund, but not listed in this fund, i.e. foreign securities risk, hedging transactional risk, hedging risk, managed risk, and volatility risk.

Response:    The Registrant has added the underscored language and deleted the stricken language to the risk entitled “subsidiary risk”.

Subsidiary risk (for JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund only) – By investing in the Subsidiary, the ~~Master~~ Fund is indirectly exposed to the risks associated with the Subsidiary’s investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the ~~Master~~ Fund and are subject to the same risks that apply to similar investments if held directly by the ~~Master~~ Fund (see “Commodity Risk” above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act of 1940, as amended (“1940 Act”), and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the 1940 Act. However, the ~~Master~~ Fund wholly owns and controls the Subsidiary, and the ~~Master~~ Fund and the Subsidiary are ~~both~~ managed by ~~BlackRock~~ the Fund’s Adviser and respective Sub-Adviser, making it unlikely that the Subsidiary will take action contrary to the interests of the ~~Master~~ Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the ~~Master~~ Fund and/or the Subsidiary to operate as described in this Prospectus and the Statement of Additional Information (“SAI”) and could affect the ~~Master~~ Fund.

The Registrant has added “foreign securities risk,” “hedging instruments risk,” “investment in money market mutual funds risk,” “model risk,” and “volatility risk” to the section entitled “Principal Risks of Investing in the Fund” in both the summary and Item 9 prospectus.

The Registrant has added the underscored language to the risk entitled “managed portfolio risk” in the summary prospectus for the applicable Funds and in the section entitled “Glossary”:

Summary prospectus:

Managed portfolio risk– As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Fund’s investment objective or negatively affect the Fund’s investment performance.

Glossary:

Managed portfolio risk– As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Fund’s investment objective, or may negatively affect the Fund’s investment performance, or legislative, regulatory, or tax developments may affect the investment techniques available to the manager of the Fund.  There is no guarantee that the investment objective of the Fund will be achieved.

19.
For the JNL/Mellon Capital Management Emerging Markets Index Fund, the method used for measuring the portfolio manager’s length of service is inconsistent with JNL/AQR Managed Futures Strategy Fund.  Please confirm which method we are using, i.e. length of service for the fund itself or length of service for investment adviser.

Response:    The Registrant will reflect the length of service for each portfolio manager as the length of service for the fund itself.  The Registrant confirms that the 485BPOS filing will reflect this.

20.	For JNL/Mellon Capital Management Global Alpha Fund, please explain supplementally why the Citigroup 1-Month Treasury Bill Index is the appropriate broad based index for the Fund.

Response:    The JNL/Mellon Capital Management Global Alpha Fund is targeting to generate excess return of over cash without having a strategic exposure (systematic beta) to any particular asset class (e.g. stocks, bonds etc) or combination of asset classes. The strategy aims to meet or exceed its return target through the use of derivatives while the underlying assets are generally invested in cash, bills or money market instruments whose returns should generally be similar to those of the chosen benchmark, the Citigroup 1-Month Treasury Bill Index.

21.
For JNL/WMC Money Market Fund, please remove the contractual waiver disclosure because it goes effective from one year from the date of this prospectus.  Additionally, in the section entitled “Performance,” please move the third paragraph to the section entitled “Principal Investment Strategies.”

Response:    The Registrant has modified the contractual waiver disclosure for the JNL/WMC Money Market Fund to disclose that it is currently in force.  The disclosure now reads as follows:

Jackson National Asset Management, LLC has contractually agreed to waive fees and reimburse expenses of the Fund to the extent necessary to limit the total operating expenses of each class of shares of the Fund, exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses, to an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the Fund’s investment income for the period.  The fee waiver will continue for at least one year from the date of the current Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver. This fee waiver is subject to yearly review and approval by the Board of Trustees.

The Registrant has moved the third paragraph of the section entitled “Performance” to the section entitled “Principal Investment Strategies” in both the summary and Item 9 prospectus.

22.	For the JNL/Mellon Capital Management Emerging Markets Index Fund, please disclose which method the Registrant is using to determine the portfolio manager’s length of service disclosure.

Response:    Please refer to response 19.

23.	In the “Glossary,” please make the following changes:

(a)	For “forward and futures contract risk” please add “Adviser or” before sub-adviser.

Response:    The Registrant has added the underscored language to the risk entitled “forward and futures contract risk”.

Forward and futures contract risk – The successful use of forward and futures contracts draws upon the Adviser’s or Sub-Adviser’s skill and experience with respect to such instruments and are subject to special risk considerations.  The primary risks associated with the use of futures contracts are (a) the imperfect correlation between the change in market value of the instruments held by the Fund and the price of the forward or futures contract; (b) possible lack of a liquid secondary market for a forward or futures contract and the resulting inability to close a forward or futures contract when desired; (c) losses caused by unanticipated market movements, which are potentially unlimited; (d) the Sub-Adviser’s inability to predict correctly the direction of securities prices, interest rates, currency exchange rates and other economic factors; (e) the possibility that the counterparty will default in the performance of its obligations; and (f) if the Fund has insufficient cash, it may have to sell securities from its portfolio to meet daily variation margin requirements, and the Fund may have to sell securities at a time when it may be disadvantageous to do so.

(b)	For “structured note risk” please replace “the Fund” with “a Fund”.

Response:    The Registrant has added the underscored language and deleted the stricken language to the risk entitled “structured note risk”.

Structured note risk – A ~~The~~ Fund may invest in notes, sometimes called “structured notes,” linked to the performance of securities or commodities.  Commodity-linked structured notes provide exposure, which may include long and/or short exposure, to the investment returns of “real assets” (i.e., assets that have tangible properties such as oil, gold and silver) that trade in the commodities markets without investing directly in physical commodities.  The performance of these notes is determined by the price movement of the commodities underlying the note.  These notes are subject to the credit risk of the issuing party and may be less liquid than other types of securities.  This means that ~~the~~ a Fund may lose money if the issuer of the note defaults and that ~~the~~ a Fund may not be able to readily close out its investment in such notes without incurring losses.

The Registrant has also made the applicable changes to the summary prospectus definition of “structured note risk.”

(c)	For “subsidiary risk” please update the definition by including reference to JNL/AQR Managed Futures Strategy Fund. Also remove the references to “Master Fund” to reflect the change in structure.

Response:    Please see response to 18.

(d)
For “tax risk” for JNL/AQR Managed Futures Strategy Fund, please add reference to JNL/BlackRock Global Allocation Fund, and explain why this tax risk is different than the tax risk immediately above it.

Response:    This is to advise supplementally why the second tax risk differs from the first.  Both of the excerpts, in part, relate to the Tax Code's exclusion of certain income as qualifying income for funds when determining whether the fund is exempt from taxation.  Currently, income from commodity-linked instruments is qualifying income when earned by a subsidiary rather than the fund itself.  Moreover, it alerts investors to the fact that this disparate treatment could be adversely affected.  Disclosure about this disparity is unique to the JNL/AQR Managed Futures Strategy Fund and JNL/BlackRock Global Allocation Fund which has a wholly-owned subsidiary and belongs in a separate item.  None of this disclosure is relevant to the other Funds and therefore is a separate item.

24.
For the section entitled “Distribution Plan,” please include the following disclosure “because these fees are paid out of the fund assets, on an ongoing basis, over time these fees will increase the costs of your investment and may cost you more than paying other types of sales charges.”

Response:    This added disclosure is not appropriate to underlying funds, as underlying funds historically have not imposed any direct form of sales load.  The separate account is the only purchaser of fund shares.  The sales load has traditionally been limited to the separate account insurance product level.  The individual contract owner does not purchase or own any shares.  It is only the net asset value of the fund shares that goes into the calculation of the separate account's contract unit values that measures the contract owner's contract value.  The recommended disclosure would convey the false impression that another form of sales load was or could be appropriate.

As we discussed, we will include the agreed upon changes in the Trust’s upcoming 485BPOS filing.

It is the Trust’s intention to respond fully to the Commission Staff’s comments, and believes that the changes described above do so fully.

If you have any questions, please call me at 517-367-4336.  Thank you for your prompt attention to this matter.

cc:           File

1 Corporate Way   Lansing, MI  48951   Phone: (517) 367-4336   Fax: (517) 706-5517   Toll Free: (800) 565-9044  email: susan.rhee@jackson.com

SEC Response 1

The JNL/S&P Managed Conservative Fund, the JNL/S&P Managed Moderate Fund, the JNL/S&P Managed Moderate Growth Fund, the JNL/S&P Managed Growth Fund, the JNL/S&P Managed Aggressive Growth Fund, and the JNL/S&P 4 Fund are also referred to in this Prospectus as the JNL/S&P Funds.

The JNL Disciplined Moderate Fund, the JNL Disciplined Moderate Growth Fund, and the JNL Disciplined Growth Fund are also referred to in this Prospectus as the JNL Disciplined Funds.

The JNL Institutional Alt 20 Fund, the JNL Institutional Alt 35 Fund, the JNL Institutional Alt 50 Fund, the JNL Institutional Alt 65 Fund are also referred to in this Prospectus as the JNL Alt Funds.

Certain Funds utilize a master-feeder structure.

Each Fund, except the JNL Alt Funds, the JNL Disciplined Funds, the JNL/S&P Funds (excluding the JNL/S&P Competitive Advantage Fund, the JNL/S&P Dividend Income & Growth Fund, the JNL/S&P Intrinsic Value Fund, and the JNL/S&P Total Yield Fund), the JNL/Franklin Templeton Founding Strategy Fund, the JNL/Mellon Capital Management Index 5 Fund, and the JNL/Mellon Capital Management 10 x 10 Fund offer two classes of shares, Class A and Class B.  Class A and B shares are described in this Prospectus.

Effective August 29, 2011, the JNL/BlackRock Global Allocation Fund no longer utilizes a master-feeder structure.  The JNL/BlackRock Global Allocation Fund is a sub-advised Fund.

Effective August 29, 2011, the Investment Divisions investing in the JNL Institutional Alt 65 Fund, JNL/Goldman Sachs Emerging Markets Debt Fund, JNL/Lazard Emerging Markets Fund, JNL/Mellon Capital Management Global Alpha Fund, and JNL/Red Rocks Listed Private Equity Fund have been closed.  Please refer to the contract prospectus for additional information.

Effective August 29, 2011, please note that the JNL/Goldman Sachs Emerging Markets Debt Fund, JNL/Mellon Capital Management Global Alpha Fund, and JNL/Red Rocks Listed Private Equity Fund are only available for investment to the JNL/S&P Funds and JNL Alt Funds.

Effective August 29, 2011, please note that the JNL/Goldman Sachs Emerging Markets Debt Fund is only available for investment to the JNL Disciplined Funds.

Effective August 29, 2011, please note that the JNL/AQR Managed Futures Strategy Fund is only available for investment to the JNL/S&P Funds and JNL Alt Funds.

Effective August 29, 2011, please note that the JNL/Mellon Capital Management Emerging Markets Index Fund is only available for investment to the JNL/S&P Funds and JNL Disciplined Funds.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved the Trust’s securities, or determined whether this Prospectus is accurate or complete.  It is a criminal offense to state otherwise.

Goldman Sachs is a registered service mark of Goldman, Sachs & Co.

“STANDARD & POOR’S®,” “S&P®,” “S&P 500®,” “S&P 500® Index,” “STANDARD & POOR’S 500®,” and “S&P MIDCAP 400 Index®,” are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Jackson National Life Insurance Company (“Jackson”).  The JNL/Mellon Capital Management S&P 500 Index Fund, JNL/Mellon Capital Management S&P 400 MidCap Index Fund and any other investment fund or other vehicle that is offered by third parties that uses a S&P Index as a benchmark or measure or performance, bears the S&P mark and/or seeks to provide an investment return based on the returns of any Standard & Poor’s Index are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”) and its affiliates.  S&P is not an investment adviser and S&P and its affiliates make no representation regarding the advisability of investing in the Funds or such other fund or vehicle.  Among the fund options considered are index funds based on the S&P 500 and other indexes that are published by S&P.  S&P typically receives license fees from the issuers of such funds, some of which may be based on the amount of assets invested in the fund.  Please see the Statement of Additional Information which sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P.

For more detailed information about the Trust and the Funds, see the Trust’s Statement of Additional Information (“SAI”), which is incorporated by reference into (which means it legally is a part of) this prospectus.

The Funds are not sponsored, endorsed, sold or promoted by S&P and its affiliates and S&P and its affiliates make no representation regarding the advisability of investing in the Funds.

_______________

SEC Response 4

JNL Institutional Alt 20 Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Fund is long-term growth of capital and income through investment in other funds.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management/Administrative Fee	0.20%
Other Expenses	0.00%
Acquired Fund Fees and Expenses	0.76%
Total Annual Fund Operating Expenses	0.96%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$98	$306	$531	$1,178

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period
1/1/2010 – 12/31/2010	3%

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in Class A shares of a diversified group of other Funds (“Underlying Funds”).  The Underlying Funds in which the Fund may invest each are a separate series of the JNL Series Trust and the JNL Variable Fund LLC.  Not all Funds of the JNL Series Trust and the JNL Variable Fund LLC are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.

The Fund has a target percentage allocation among the specified Underlying Funds that are categorized as primarily investing in traditional asset classes and non-traditional asset classes.

Traditional Asset Classes

U.S. Equity	International	Fixed Income
Small Cap Index Mid Cap Index Large Cap Index Target Strategy	International Developed Index Target Strategy	U.S. Investment Grade Index

Money Market Funds

Non-Traditional Asset Classes

Real Estate	Real Return	Fixed Income
Global Real Estate	Inflation-Index Securities Natural Resources	U.S. High Yield Emerging Markets Debt

SEC Response 6

International	Alternative
Emerging Markets Equity	Listed Private Equity Long/Short Absolute Return Global Tactical Asset Allocation (“GTAA”) Managed Futures

Under normal circumstances, the Fund allocates approximately 80% of its assets to Underlying Funds that invest primarily in traditional asset classes, allocating approximately 25% to 35% in fixed income securities, 30% to 40% in U.S. equity securities, and 5% to 15% in international securities. Under normal conditions, the Fund allocates approximately 20% of its assets to Underlying Funds that invest in non-traditional asset classes.  The Fund typically allocates 0% to 5% of its assets in each Underlying Fund that invests in non-traditional asset classes.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 4

JNL Institutional Alt 35 Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Fund is long-term growth of capital and income through investment in other funds.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management/Administrative Fee	0.19%
Other Expenses	0.00%
Acquired Fund Fees and Expenses	0.89%
Total Annual Fund Operating Expenses	1.09%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$111	$347	$601	$1,329

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period
1/1/2010 – 12/31/2010	2%

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in Class A shares of a diversified group of other Funds (“Underlying Funds”).  The Underlying Funds in which the Fund may invest each are a separate series of the JNL Series Trust and the JNL Variable Fund LLC.  Not all Funds of the JNL Series Trust and the JNL Variable Fund LLC are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.

The Fund has a target percentage allocation among the specified Underlying Funds that are categorized as primarily investing in traditional asset classes and non-traditional asset classes.

Traditional Asset Classes

U.S. Equity	International	Fixed Income
Small Cap Index Mid Cap Index Large Cap Index Target Strategy	International Developed Index Target Strategy	U.S. Investment Grade Index

Money Market Funds

Non-Traditional Asset Classes

Real Estate	Real Return	Fixed Income
Global Real Estate	Inflation-Index Securities Natural Resources	U.S. High Yield Emerging Markets Debt

SEC Response 6

International	Alternative
Emerging Markets Equity	Listed Private Equity Long/Short Absolute Return Global Tactical Asset Allocation (“GTAA”) Managed Futures

Under normal circumstances, the Fund allocates approximately 65% of its assets to Underlying Funds that invest primarily in traditional asset classes, allocating approximately 20% to 30% in fixed income securities, 25% to 35% in U.S. equity securities, and 5% to 15% in international securities.  Under normal conditions, the Fund allocates approximately 35% of its assets to the Underlying Funds that invest in non-traditional asset classes.  The Fund typically allocates 0% to 5% of its assets in each Underlying Fund that invests in non-traditional asset classes.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 4

JNL Institutional Alt 50 Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Fund is long-term growth of capital and income through investment in other funds.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management/Administrative Fee	0.19%
Other Expenses	0.00%
Acquired Fund Fees and Expenses	1.04%
Total Annual Fund Operating Expenses	1.24%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$126	$393	$681	$1,500

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period
1/1/2010 – 12/31/2010	2%

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in Class A shares of a diversified group of other Funds (“Underlying Funds”).  The Underlying Funds in which the Fund may invest each are a separate series of the JNL Series Trust and the JNL Variable Fund LLC.  Not all Funds of the JNL Series Trust and the JNL Variable Fund LLC are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.

The Fund has a target percentage allocation among the specified Underlying Funds that are categorized as primarily investing in traditional asset classes and non-traditional asset classes.

Traditional Asset Classes

U.S. Equity	International	Fixed Income
Small Cap Index Mid Cap Index Large Cap Index Target Strategy	International Developed Index Target Strategy	U.S. Investment Grade Index

Money Market Funds

Non-Traditional Asset Classes

Real Estate	Real Return	Fixed Income
Global Real Estate	Inflation-Index Securities Natural Resources	U.S. High Yield Emerging Markets Debt

SEC Response 6

International	Alternative
Emerging Markets Equity	Listed Private Equity Long/Short Absolute Return Global Tactical Asset Allocation (“GTAA”) Managed Futures

Under normal circumstances, the Fund allocates approximately 50% of its assets to Underlying Funds that invest primarily in traditional asset classes, allocating approximately 15% to 25% in fixed income securities, 20% to 30% in U.S. equity securities, and 0% to 10% in international securities. Under normal conditions, the Fund allocates approximately 50% of its assets to the Underlying Funds that invest in non-traditional asset classes.  The Fund typically allocates 0% to 5% of its assets in each Underlying Fund that invests in non-traditional asset classes.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 4

JNL Institutional Alt 65 Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objectives.  The investment objective of the Fund is long-term growth of capital and income through investment in other funds.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)

Management/Administrative Fee	0.20%
Other Expenses	0.00%
Acquired Fund Fees and Expenses	1.20%
Total Annual Fund Operating Expenses	1.40%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund’s operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$143	$443	$766	$1,680

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period
1/1/2010 – 12/31/2010	5%

Principal Investment Strategies. The Fund seeks to achieve its objective by investing in Class A shares of a diversified group of other Funds (“Underlying Funds”).  The Underlying Funds in which the Fund may invest each are a separate series of the JNL Series Trust and the JNL Variable Fund LLC.  Not all Funds of the JNL Series Trust and the JNL Variable Fund LLC are available as Underlying Funds.  Please refer to the statutory prospectus for a list of available Underlying Funds.

The Fund has a target percentage allocation among the specified Underlying Funds that are categorized as primarily investing in traditional asset classes and non-traditional asset classes.

Traditional Asset Classes

U.S. Equity	International	Fixed Income
Small Cap Index Mid Cap Index Large Cap Index Target Strategy	International Developed Index Target Strategy	U.S. Investment Grade Index

Money Market Funds

Non-Traditional Asset Classes

Real Estate	Real Return	Fixed Income
Global Real Estate	Inflation-Index Securities Natural Resources	U.S. High Yield Emerging Markets Debt

SEC Response 6

International	Alternative
Emerging Markets Equity	Listed Private Equity Long/Short Absolute Return Global Tactical Asset Allocation (“GTAA”) Managed Futures

Under normal circumstances, the Fund allocates approximately 35% of its assets to Underlying Funds that invest primarily in traditional asset classes, allocating approximately 0% to 10% in fixed income securities, 15% to 25% in U.S. equity securities, and 0% to 10% in international securities.  Under normal conditions, the Fund allocates approximately 65% of its assets to the Underlying Funds that invest in non-traditional asset classes.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 5, 18

JNL/AQR Managed Futures Strategy Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective. The investment objective of the Fund is to seek positive absolute returns.

Expenses. This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class A
Management/Administrative Fee1	1.15%
Distribution and/or Service (12b-1) Fees	0.20%
Other Expenses1,2	0.01%
Total Annual Net Expenses	1.36%

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class B
Management/Administrative Fee1	1.15%
Distribution and/or Service (12b-1) Fees	0.00%
Other Expenses1,2	0.01%
Total Annual Net Expenses	1.16%

1
The Fund may invest a portion of its assets in a wholly-owned “ Subsidiary, ” (as defined herein ). The Management/Administrative Fee and Other Expenses also reflect the expenses borne by the Fund as the sole shareholder of the Subsidiary.

2	Other expenses are based on estimated amounts for the current fiscal year.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.  Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years
$138	$431

Class B
1 year	3 years
$118	$368

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.  The Fund does not have a portfolio turnover rate as of the date of this Summary Prospectus as it has not yet commenced operations.

Principal Investment Strategies.  To pursue its investment objective, the Fund invests primarily in a portfolio of futures contracts and futures-related instruments (defined herein).  The Fund’s universe of investments currently includes more than 100 global developed and emerging market exchange-traded futures, futures-related instruments, and forward contracts across four major asset classes (commodities, currencies, fixed income and equities); however, this universe of investments is subject to change under varying market conditions and as these instruments evolve over time.

Generally, the Fund invests in futures contracts and futures-related instruments including, but not limited to, global developed and emerging market equity index futures, global developed and emerging market currency forwards, commodity futures, swaps on commodity futures, global developed fixed income futures, bond futures and swaps on bond futures (collectively, the “Instruments”), either by investing directly in those Instruments, or indirectly by investing in the Subsidiary (as described below) that invests in those Instruments.  The Fund may also invest in fixed-income securities, money market instruments, and cash.  There are no geographic limits on the market exposure of the Fund’s assets.  This flexibility allows the Sub-Adviser to look for investments or gain exposure to asset classes and markets around the world, including emerging markets, that it believes will enhance the Fund’s ability to meet its objective. The Fund may also invest in exchange-traded funds or exchange-traded notes through which the Fund can participate in the performance of one or more Instruments.  The Fund’s return is expected to be derived principally from changes in the value of securities and its portfolio is expected to consist principally of securities.

The Sub-Adviser uses proprietary quantitative models to identify price trends in equity, fixed income, currency and commodity Instruments.  Once a trend is determined, the Fund will take either a long or short position in the given Instrument.  When taking a “long” position, the Fund purchases an instrument outright; when taking a “short” position, the Fund sells an instrument that it does not own and must borrow to meet its settlement obligations.  A “long” position will benefit from an increase in price of the underlying Instrument, while a “short” position will benefit from a decrease in price of the underlying Instrument.  The size of the position taken will relate to the Sub-Adviser’s confidence in the trend continuing as well as the Sub-Adviser’s estimate of the Instrument’s risk.  The Sub-Adviser generally expects that the Fund will have exposure in long and short positions across all four major asset classes (commodities, currencies, fixed income and equities), but at any one time the Fund may emphasize one or two of the asset classes or a limited number of exposures within an asset class.

Futures and forward contracts are contractual agreements to buy or sell a particular currency, commodity or financial instrument at a predetermined price in the future.  The Fund’s use of futures contracts, forward contracts, swaps and certain other Instruments will have the economic effect of financial leverage.  Financial leverage magnifies exposure to the swings in prices of an asset class underlying an Instrument and results in increased volatility, which means the Fund will have the potential for greater gains, as well as the potential for greater losses, than if the Fund does not use Instruments that have a leveraging effect.  Leveraging tends to magnify, sometimes significantly, the effect of any increase or decrease in the Fund’s exposure to an asset class and may cause the Fund’s net asset value (“ NAV ”) to be volatile.  For example, if the Sub-Adviser seeks to gain enhanced exposure to a specific asset class through an Instrument providing leveraged exposure to the class and that Instrument increases in value, the gain to the Fund will be magnified; however, if that investment decreases in value, the loss to the Fund will be magnified.  A decline in the Fund’s assets due to losses magnified by the Instruments providing leveraged exposure may require the Fund to liquidate portfolio positions to satisfy its obligations, to meet redemption requests or to meet asset segregation requirements when it may not be advantageous to do so.  There is no assurance that the Fund’s use of Instruments providing enhanced exposure will enable the Fund to achieve its investment objective.

The Sub-Adviser expects the Fund’s NAV over short-term periods could be volatile because of the significant use of Instruments that have a leveraging effect.  Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations overtime.  Rapid and dramatic price swings will result in high volatility.  The Fund’s returns are expected to be volatile; however, the Sub-Adviser, on average, will target an annualized volatility level for the Fund of 10%.  The Sub-Adviser expects that the Fund’s targeted annualized forecasted volatility will typically range between 5% and 13%; however, the actual or realized volatility level for longer or shorter periods may be materially higher or lower depending on market or economic conditions.  Actual or realized volatility can and will differ from the forecasted or target volatility described above.

As a result of the Fund’s strategy, the Fund may have highly leveraged exposure to one or more asset classes at times.  The 1940 Act and the rules and interpretations thereunder impose certain limitations on the Fund’s ability to use leverage and also require the Fund to “set aside” (often referred to as asset segregation”) liquid assets, or engage in other SEC or SEC staff approved measures, to “cover” open positions with respect to certain Instruments that have the economic effect of financial leverage (as described above). The Fund, however, is not subject to any additional limitations on its net long and short exposures.  For more information on the asset segregation requirements and these and other risk factors, please see the “Principal Risks of Investing in the Fund.”

When taking into account derivative instruments and instruments with a maturity of one year or less at the time of acquisition, the Fund’s strategy will result in frequent portfolio trading and high portfolio turnover (typically greater than 300%).

A significant portion of the assets of the Fund may be invested directly or indirectly in money market instruments, which may include, but are not be limited to, U.S. Government securities, U.S. government agency securities, short-term fixed income securities, overnight and/or fixed term repurchase agreements, money market mutual fund shares, and cash and cash equivalents with one year or less term to maturity.  These cash or cash equivalent holdings may serve as collateral or coverage for the positions the Fund takes and also earn income for the Fund.

The Fund intends to make investments through the JNL/AQR Managed Futures Fund Ltd. (the “Subsidiary”), a wholly owned subsidiary of the Fund formed in the Cayman Islands and may invest up to 25% of its total assets in the Subsidiary.   The Subsidiary is advised by Jackson National Asset Management, LLC (“JNAM”) and has the same money managers as the Fund. The President and Chief Financial Officer of the Fund serve as directors of the Subsidiary. The Subsidiary has entered into a separate investment advisory agreement with JNAM for the management of the Subsidiary portfolio pursuant to which JNAM agrees to receive no additional compensation for services to the Subsidiary. This provision of the investment advisory agreement with the Subsidiary may not be discontinued by JNAM as long as its contract with the Subsidiary is in place.

Generally, the Subsidiary will invest primarily in commodity futures, but it may also invest in financial futures, option and swap contracts, fixed income securities, pooled investment vehicles, including those that are not registered pursuant to the Investment Company Act of 1940, as amended (“ 1940 Act ”) , and other investments intended to serve as margin or collateral for the Subsidiary’s derivative positions.  The Fund will invest in the Subsidiary in order to gain exposure to the commodities markets within the limitations of the federal tax laws, rules and regulations that apply to registered investment companies.  Unlike the Fund, the Subsidiary may invest without limitation in commodity-linked derivatives, however, the Subsidiary will comply with the same 1940 Act asset coverage requirements with respect to its investments in commodity-linked derivatives that are applicable to the Fund’s transactions in derivatives.  In addition, to the extent applicable to the investment activities of the Subsidiary, the Subsidiary will be subject to the same fundamental investment restrictions and will follow the same compliance policies and procedures as the Fund.  The Fund is the sole shareholder of the Subsidiary and does not expect shares of the Subsidiary to be offered or sold to other investors.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Counterparty and settlement risk - Trading options, futures contracts and other derivative financial instruments entails credit and settlement risk on the counterparties.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•	Currency risk – The value of the Fund’s shares may change as a result of changes in exchange rates reducing the value of the U.S. dollar value of the Fund’s foreign investments.
•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation. Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investment.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
Forward and futures contract risk – The successful use of forward and futures contracts draws upon the Sub-Adviser’s skill and experience with respect to such instruments and are subject to special risk considerations.  The primary risks associated with the use of futures contracts are (a) the imperfect correlation between the change in market value of the instruments held by the Fund and the price of the forward or futures contract; (b) possible lack of a liquid secondary market for a forward or futures contract and the resulting inability to close a forward or futures contract when desired; (c) losses caused by unanticipated market movements, which are potentially unlimited; (d) the Sub-Adviser’s inability to predict correctly the direction of securities prices, interest rates, currency exchange rates and other economic factors; (e) the possibility that the counterparty will default in the performance of its obligations; and (f) if the Fund has insufficient cash, it may have to sell securities from its portfolio to meet daily variation margin requirements, and the Fund may have to sell securities at a time when it may be disadvantageous to do so.

•
Hedging instruments risk   – The Fund, may attempt, from time to time, to hedge (protect) against currency risks, largely using forward foreign currency exchange contracts, where available and when, in the manager’s opinion, it would be advantageous to the Fund. The Fund may also attempt, from time to time, to hedge against market risks by using other derivative investments.

•
Interest rate risk – When interest rates increase, fixed income securities generally will decline in value.  Long-term fixed-income securities normally have more price volatility than short-term fixed-income securities. The value of equity investments, such as utilities and real estate securities, may be sensitive to interest rate changes.

•
Investment in other investment companies risk – As with other investments, investments in other investment companies are subject to market and selection risk. In addition, if the Fund acquires shares of investment companies, including ones affiliated with the Fund, shareholders bear both their proportionate share of expenses in the Fund (including management and advisory fees) and, indirectly, the expenses of the investment companies. To the extent the Fund is held by an affiliated fund, the ability of the Fund itself to hold other investment companies may be limited.

•
Investment in money market mutual funds risk – The Fund may invest in money market mutual funds. An investment in a money market mutual fund is not insured or guaranteed by a Federal Deposit Insurance Corporation or any other government agency. Although such funds seek to preserve the value of the Fund’s investment at $1.00 per share, it is possible to lose money by investing in a money market mutual fund.

•
Leveraging risk – Reverse repurchase agreements, loans of portfolio securities, dollar rolls, buy backs, futures, forwards, and the use of when-issued, delayed delivery or forward commitment transactions, and other derivatives, may give rise to a form of leverage.  The effect of using leverage is to amplify the Fund’s gains and losses in comparison to the amount of the Fund’s assets (that is, assets other than borrowed assets) at risk, thus causing the Fund to be more volatile.

•
Managed portfolio risk– As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Fund’s investment objective or negatively affect the Fund’s investment performance .

•
Model risk – The Fund bears the risk that the proprietary quantitative models used by the portfolio managers will not be successful in identifying securities that will help the Fund achieve its investment objectives, causing the Fund to underperform its benchmark or other funds with a similar investment objective.

•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic conditions, or particular industries represented in the markets, and competitive conditions.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation total return and share price of a non-diversified portfolio.

•	Portfolio turnover – Active trading may increase transaction costs, which may reduce performance and also may increase realized short-term capital gains and losses.
•
Short sales risk – A short sale may be effected by selling a security that the fund does not own. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited.In addition, short positions typically involve increased liquidity risk and transaction costs, and the risk that the third party to the short sale may fail to honor its contract terms.

•
Subsidiary risk – By investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary’s investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see “Commodity Risk” above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the 1940 Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the 1940 Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are managed by the Fund’s Adviser and Sub- Adviser, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this Prospectus and the Statement of Additional Information (“SAI”) and could adversely affect the Fund.

•
Tax risk – In order for a Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Service Code, the Fund must derive at least 90 percent of its gross income each taxable year from qualifying income, which is described in more detail in the SAI.  Income from certain commodity-linked derivative instruments in which the Fund invests is not considered qualifying income.  The Fund will therefore restrict its income from commodity-linked derivative instruments that do not generate qualifying income, such as commodity-linked swaps, to a maximum of 10 percent of its gross income.  The Fund’s investment in the Subsidiary is expected to provide the Fund with exposure to the commodities markets within the limitations of the federal tax requirements of Subchapter M.  The annual net profit, if any, realized by the Subsidiary and imputed for income tax purposes to the fund will constitute “qualifying income” for purposes of the Fund remaining qualified as a regulated investment company for U.S. federal income tax purposes. The tax treatment of commodity-linked notes, other commodity-linked derivatives and the fund’s investments in the Subsidiary may be adversely affected by future legislation, Treasury Regulations and/or guidance issued by the Internal Revenue Service (“ IRS ”) that could, among other things, affect the character, timing and/or amount of the fund’s taxable income or gains and of distributions made by the fund.

•
U.S. Government securities risk – Obligations issued by agencies and instrumentalities of the U.S. Government vary in the level of support they receive from the U.S. Government.  They may be: (i) supported by the full faith and credit of the U.S. Treasury; (ii) supported by the right of the issuer to borrow from the U.S. Treasury; (iii) supported by the discretionary authority of the U.S. Government to purchase the issuer’s obligations; or (iv) supported only by the credit of the issuer.  The maximum potential liability of the issuers of some U.S. Government Securities may greatly exceed their current resources, or their legal right to support from the U.S. Treasury.

•
Volatility risk – The Fund may have investments that appreciate or depreciate significantly in value over short periods of time. This may cause the Fund’s net asset value per share to experience significant appreciations or depreciations in value over short periods of time.

Performance.  Performance for the Fund has not been included because the Fund has not commenced operations.  Performance for the Fund will be available in the prospectus in the future.

The Fund’s performance figures will not reflect the deduction of any charges that are imposed under a variable insurance contract.

Management.

Investment Adviser to the Fund:
Jackson National Asset Management, LLC

Sub-Adviser:
AQR Capital Management, LLC

Portfolio Managers:
Name:	Joined Management Team In:	Title:
Clifford S. Asness, Ph.D.	2011	Managing and Founding Principal of the Sub-Adviser
John M. Liew, Ph.D.	2011	Founding Principal of the Sub-Adviser
Brian K. Hurst	2011	Principal of the Sub-Adviser
Yao Hua Ooi	2011	Vice President of the Sub-Adviser

Purchase and Sale of Fund Shares
Only separate accounts, registered investment companies, and qualified and non-qualified plans of Jackson National Life Insurance Company (“Jackson”) or Jackson National Life Insurance Company of New York (“Jackson NY”) may purchase shares of the Fund. You may invest indirectly in the Fund through your purchase of a variable annuity or life contract issued by a separate account of Jackson or Jackson NY, or through a Jackson or Jackson NY fund that invests in this Fund and directly through a qualified or non-qualified plan.  Any minimum initial or subsequent investment requirements and redemption procedures are governed by the applicable separate account, registered investment company or plan through which you invest indirectly.

This Fund is not sold to the general public but instead serves as an underlying investment by insurance companies, affiliated investment companies, and retirement plans for funding variable insurance contracts and retirement plans.

Tax Information
Because the Fund’s shareholders are the separate accounts, registered investment companies, and qualified and non-qualified plans of Jackson or Jackson NY, the tax treatment of dividends and distributions will depend on the tax status of Jackson or Jackson NY, the investment companies, and the qualified and non-qualified plans.  Accordingly, no discussion is included about the Federal personal income tax consequences to you, the contract owner or plan participant. For this information, you should consult the prospectus of the appropriate separate account or description of the plan and read the discussion of the Federal income tax consequences to variable insurance contract owners and plan participants.

Payments to Financial Intermediaries
If you invest in the Fund under a variable insurance contract or a plan that offers a variable insurance contract as a plan option through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s Web site for more information.

SEC Response 5, 10a, 11

JNL/BlackRock Global Allocation Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective. The investment objective of the Fund is high total investment return.

Expenses. This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class A
Management/Administrative Fee1	0.90%
Distribution and/or Service (12b-1) Fees	0.20%
Other Expenses	0.01%
Total Annual Fund Operating Expenses	1.11%

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class B
Management/Administrative Fee1	0.90%
Distribution and/or Service (12b-1) Fees	0.00%
Other Expenses	0.01%
Total Annual Fund Operating Expenses	0.91%

1
The Fund may invest a portion of its assets in a wholly-owned “ Subsidiary, ” (as defined herein ). The Management/Administrative Fee and Other Expenses also reflect the expenses borne by the Fund as the sole shareholder of the Subsidiary.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.  Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$113	$353	$612	$1,352

Class B
1 year	3 years	5 years	10 years
$93	$290	$504	$1,120

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period	Class A
10/11/2010 -12/31/2010	5%

Period	Class B
10/11/2010 -12/31/2010	5%

Principal Investment Strategies.  The Fund invests in a portfolio of equity, debt and money market securities. Generally, the Fund will invest in both equity and debt securities. Equity securities include common stock, preferred stock, securities convertible into common stock, or securities or other instruments whose price is linked to the value of common stock.  The Fund uses derivatives as a means of managing exposure to foreign currencies and other adverse market movements, as well as to increase returns.

At any given time, however, the Fund may emphasize either debt securities or equity securities. In selecting equity investments, the Fund mainly seeks securities that the Sub-Adviser believes are undervalued. The Fund may buy debt securities with varying maturities. The Fund may invest up to 35% of its total assets in high yield or junk bonds.  Junk bonds are fixed-income securities rated below investment-grade by independent rating agencies or are bonds that are unrated but that the Sub-Adviser believes are of comparable quality.  The Fund may invest in corporate loans.

When choosing investments, the Sub-Adviser considers various factors, including opportunities for equity or debt investments to increase in value, expected dividends and interest rates. The Fund generally seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. The Fund may invest in the securities of companies of any market capitalization. The Fund may also invest in Real Estate Investment Trusts (“REITs”). Market capitalization is the number of shares of a company’s stock, multiplied by the price per share of that stock. Market capitalization is a measure of a company’s size.

Generally, the Fund will invest primarily in the securities of corporate and governmental issuers located anywhere in the world.  The Fund may emphasize foreign securities when the Sub-Adviser expects these investments to outperform U.S. securities. When choosing investment markets, the Sub-Adviser considers various factors, including economic and political conditions, potential for economic growth and possible changes in currency exchange rates.  In addition to investing in foreign securities, the Fund actively manages its exposure to foreign currencies through the use of forward currency contracts and other currency derivatives. From time to time, the Fund may own foreign cash equivalents or foreign bank deposits as part of the Fund’s investment strategy.  The Fund will also invest in non-U.S. currencies, however, the Fund may underweight or overweight a currency based on the Sub-Adviser’s outlook. The Fund may also invest in non-convertible debt securities. Non-convertible debt securities will generally be longer-term securities with the potential for capital appreciation through changes in interest rates, exchange rates or the general perception of the creditworthiness of issuers in certain countries.  The Fund may also invest in non-convertible debt securities to generate income.

The Fund’s composite “ Reference Benchmark ” has at all times since the Fund’s formation included a 40% weighting in non-U.S. securities.  The Reference Benchmark is an unmanaged weighted index comprised as follows: 36% of the Standard & Poor’s (“S&P”) 500 Index; 24% FTSE World Index (Ex-U.S.) Equities; 24% BofA Merrill Lynch Treasury Index GA05; and 16% Citigroup Non-US Dollar World Government Bond Index.  Throughout its history, the Fund has maintained a weighting in non-U.S. securities, often exceeding the 40% Reference Benchmark weighting and rarely falling below this allocation. Under normal circumstances, the Fund anticipates it will continue to allocate a substantial amount (approximately 40% or more — unless market conditions are not deemed favorable by the Sub-Adviser, in which case the Fund would invest at least 30%) — of its total assets in securities (i) of foreign government issuers; (ii) of issuers organized or located outside the U.S.; (iii) of issuers which primarily trade in a market located outside the U.S.; or (iv) of issuers doing a substantial amount of business outside the U.S., which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the U.S. or have at least 50% of their sales or assets outside the U.S.  The Fund will allocate its assets among various regions and countries, including the United States (but in no less than three different countries).  For temporary defensive purposes , when purchases or redemptions require, or during transitions, the Fund may deviate very substantially from the allocation described above.

The Fund may invest in both developed and emerging markets.

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments , such as structured notes, and other investment vehicles that exclusively invest in precious metals such as exchange traded funds, which are designed to provide this exposure without direct investment in physical commodities or commodities futures contracts. The Fund may also gain exposure to commodity markets by investing up to 25% of its total assets in JNL/BlackRock Global Allocation Fund Ltd., a wholly owned subsidiary of the Fund formed in the Cayman Islands (“Subsidiary”), which invests primarily in commodity-related instruments. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments and commodities . However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund. The Subsidiary is advised by Jackson National Asset Management, LLC (“JNAM”) and has the same money managers as the Fund. The President and Chief Financial Officer of the Fund serve as directors of the Subsidiary. The Subsidiary has entered into a separate investment advisory agreement with JNAM for the management of the Subsidiary portfolio pursuant to which JNAM agrees to receive no additional compensation for services to the Subsidiary. This provision of the investment advisory agreement with the Subsidiary may not be discontinued by JNAM as long as its contract with the Subsidiary is in place.

Total investment return is the combination of capital appreciation and investment income.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Call risk – Call risk is the risk that, during a period of falling interest rates, the issuer may redeem a security by repaying it early, which may reduce the Fund’s income if the proceeds are reinvested at lower interest rates.

•	Commodity risk – Commodities investments and/or commodity-linked derivative instruments, especially if leveraged, may entail greater volatility from a variety of causes than traditional securities.
•	Convertible securities risk – Convertible securities’ value may vary with the market value of the underlying stock or, with changes in interest rates and the credit quality of the issuer.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Custody risk – The Fund invests in securities markets that are less developed than those in the U.S., which may expose the Fund to risks in the process of clearing and settling trades and the holding of securities by local banks, agents and depositories. The less developed a country’s securities market is, the greater the likelihood of custody problems.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation. Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Extension risk – When interest rates rise, certain obligations will be paid off by the obligor more slowly than anticipated, causing the value of these securities to fall. Rising interest rates tend to extend the duration of securities, making them more sensitive to changes in interest rates. The value of longer-term securities generally changes more in response to changes in interest rates than shorter-term securities. As a result, in a period of rising interest rates, securities may exhibit additional volatility and may lose value.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
Interest rate risk – When interest rates increase, fixed income securities generally will decline in value.  Long-term fixed-income securities normally have more price volatility than short-term fixed-income securities. The value of equity investments, such as utilities and real estate securities, may be sensitive to interest rate changes.

•
High yield bonds, lower-rated bonds, and unrated securities – High-yield bonds, lower-rated bonds, and unrated securities are broadly referred to as “junk bonds,” and are considered below “investment-grade” by national ratings agencies.  Junk bonds are subject to the increased risk of an issuer’s inability to meet principal and interest payment obligations.

•	Loans risk – Bank loans, corporate loans, loan participations and assignments involve credit risk, interest rate risk, liquidity risk, and the general risks of being a lender.
•
Market risk – All forms of securities may decline in value due to factors affecting securities markets generally, such as real or perceived adverse economic conditions, or particular industries represented in the markets, and competitive conditions.

•	Mid-capitalization investing risk – The prices of securities of mid-capitalization companies tend to fluctuate more widely and erratically than those of larger, more established companies.
•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation total return and share price of a non-diversified portfolio.

•
Real estate investment risk – An investment in the Fund may be closely linked to the performance of the real estate markets and share prices may rise and fall more than the value of shares of a fund invested in a broader range of companies.

•	Small cap investing risk – Investing in smaller, newer companies generally involves greater risks than investing in larger, more established ones.
•
Sovereign debt risk – These investments are subject to the risk that a governmental entity may delay or refuse to pay interest or repay principal on its sovereign debt, due, for example, to cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of the governmental entity’s debt position in relation to the economy or the failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a governmental entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debt that a government does not pay nor are there bankruptcy proceedings through which all or part of the sovereign debt that a governmental entity has not repaid may be collected.

•
Structured note risk – A Fund may invest in notes, sometimes called “structured notes,” linked to the performance of securities or commodities.  Commodity-linked structured notes provide exposure, which may include long and/or short exposure, to the investment returns of “real assets” (i.e., assets that have tangible properties such as oil, gold and silver) that trade in the commodities markets without investing directly in physical commodities.  The performance of these notes is determined by the price movement of the commodities underlying the note.  These notes are subject to the credit risk of the issuing party and may be less liquid than other types of securities.  This means that a Fund may lose money if the issuer of the note defaults and that a Fund may not be able to readily close out its investment in such notes without incurring losses.

•
Subsidiary risk – By investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary’s investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see “Commodity Risk” above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act of 1940, as amended (“1940 Act”), and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the 1940 Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are managed by the Fund’s Adviser and Sub-Adviser, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this Prospectus and the Statement of Additional Information (“SAI”) and could adversely affect the Fund.

•
Tax risk – In order for a Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, the Fund must derive at least 90 percent of its gross income each taxable year from qualifying income, which is described in more detail in the SAI.  Income from certain commodity-linked derivative instruments in which the Fund may invest is not considered qualifying income.  The Fund will therefore restrict its income from commodity-linked derivative instruments that do not generate qualifying income, such as commodity-linked swaps, to a maximum of 10 percent of its gross income.  The Fund’s investment in the Subsidiary is expected to provide the Fund with exposure to the commodities markets within the limitations of the federal tax requirements of Subchapter M.  The annual net profit, if any, realized by the Subsidiary and imputed for income tax purposes to the fund will constitute “qualifying income” for purposes of the Fund remaining qualified as a regulated investment company for U.S. federal income tax purposes. The tax treatment of commodity-linked notes, other commodity-linked derivatives and the fund’s investments in the Subsidiary may be adversely affected by future legislation, Treasury Regulations and/or guidance issued by the Internal Revenue Service (“IRS”) that could, among other things, affect the character, timing and/or amount of the fund’s taxable income or gains and of distributions made by the fund.

Performance.  Performance for the Fund has not been included because the Fund has less than one calendar year of performance.  Performance for the Fund will be available in the prospectus in the future.

The Fund’s performance figures will not reflect the deduction of any charges that are imposed under a variable insurance contract.

Management.

Investment Adviser to the Fund:
Jackson National Asset Management, LLC

Sub-Adviser:
BlackRock Investment Management, LLC

Portfolio Managers:
Name:	Joined Management Team In:	Title:
Dennis W. Stattman	1989	Managing Director of BlackRock, Inc.
Dan Chamby	2004	Managing Director of BlackRock, Inc.
Romualdo Roldan	2006	Managing Director of BlackRock, Inc.

Purchase and Sale of Fund Shares
Only separate accounts, registered investment companies, and qualified and non-qualified plans of Jackson National Life Insurance Company (“Jackson”) or Jackson National Life Insurance Company of New York (“Jackson NY”) may purchase shares of the Fund. You may invest indirectly in the Fund through your purchase of a variable annuity or life contract issued by a separate account of Jackson or Jackson NY, or through a Jackson or Jackson NY fund that invests in this Fund and directly through a qualified or non-qualified plan.  Any minimum initial or subsequent investment requirements and redemption procedures are governed by the applicable separate account, registered investment company or plan through which you invest indirectly.

This Fund is not sold to the general public but instead serves as an underlying investment by insurance companies, affiliated investment companies, and retirement plans for funding variable insurance contracts and retirement plans.

Tax Information
Because the Fund’s shareholders are the separate accounts, registered investment companies, and qualified and non-qualified plans of Jackson or Jackson NY, the tax treatment of dividends and distributions will depend on the tax status of Jackson or Jackson NY, the investment companies, and the qualified and non-qualified plans.  Accordingly, no discussion is included about the Federal personal income tax consequences to you, the contract owner or plan participant. For this information, you should consult the prospectus of the appropriate separate account or description of the plan and read the discussion of the Federal income tax consequences to variable insurance contract owners and plan participants.

Payments to Financial Intermediaries
If you invest in the Fund under a variable insurance contract or a plan that offers a variable insurance contract as a plan option through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s Web site for more information.

SEC Response 13

JNL/Capital Guardian Global Balanced Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Fund is to seek income and capital growth, consistent with reasonable risk.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class A
Management/Administrative Fee	0.80%
Distribution and/or Service (12b-1) Fees	0.20%
Other Expenses	0.01%
Acquired Fund Fees and Expenses	0.01%
Total Annual Fund Operating Expenses	1.02%

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class B
Management/Administrative Fee	0.80%
Distribution and/or Service (12b-1) Fees	0.00%
Other Expenses	0.01%
Acquired Fund Fees and Expenses	0.01%
Total Annual Fund Operating Expenses	0.82%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$104	$325	$563	$1,248

Class B
1 year	3 years	5 years	10 years
$84	$262	$455	$1,014

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period	Class A
1/1/2010 – 12/31/2010	52%

Period	Class B
1/1/2010 – 12/31/2010	52%

Principal Investment Strategies. The Fund seeks to meet its objective through investments in stocks and fixed-income securities of U.S. and non-U.S. issuers.  The Fund’s neutral position is a blend of 65% equities and 35% fixed-income, but may allocate 55% to 75% of the Fund’s assets to equity securities and 25% to 45% of the Fund’s assets to fixed-income securities.

The Fund may also invest in debt securities of developing country (emerging market) issuers.

Consistent with the Fund’s objective the Fund may purchase derivative securities from time to time.

The Fund’s performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (“IPOs”) or companies with relatively small market capitalizations.  IPOs and other investment techniques may have magnified performance impact on a Fund with a small asset base.  A Fund may not experience similar performance as its assets grow.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation. Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investment.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
Interest rate risk – When interest rates increase, fixed income securities generally will decline in value.  Long-term fixed-income securities normally have more price volatility than short-term fixed-income securities. The value of equity investments, such as utilities and real estate securities, may be sensitive to interest rate changes.

SEC Response 13

JNL/Capital Guardian Global Diversified Research Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Fund is long-term growth of capital.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class A
Management/Administrative Fee	0.87%
Distribution and/or Service (12b-1) Fees	0.20%
Other Expenses	0.01%
Acquired Fund Fees and Expenses	0.01%
Total Annual Fund Operating Expenses	1.09%

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class B
Management/Administrative Fee	0.87%
Distribution and/or Service (12b-1) Fees	0.00%
Other Expenses	0.01%
Acquired Fund Fees and Expenses	0.01%
Total Annual Fund Operating Expenses	0.89%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$111	$347	$601	$1,329

Class B
1 year	3 years	5 years	10 years
$91	$284	$493	$1,096

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period	Class A
1/1/2010 – 12/31/2010	30%

Period	Class B
1/1/2010 – 12/31/2010	30%

Principal Investment Strategies. The Fund seeks to meet its objective by investing at least 80% of its assets in a portfolio consisting of equity securities of U.S. and non-U.S. issuers. The Fund normally will invest in common stocks, preferred shares and convertible securities of companies with market capitalization greater than $1 billion at the time of purchase.

The Fund may also invest in equity securities of developing country emerging market issuers.

Consistent with the Fund’s objective the Fund may purchase derivative securities from time to time.

The Fund’s performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (“IPOs”) or companies with relatively small market capitalizations.  IPOs and other investment techniques may have magnified performance impact on a Fund with a small asset base.  A Fund may not experience similar performance as its assets grow.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Currency risk – The value of the Fund’s shares may change as a result of changes in exchange rates reducing the value of the U.S. dollar value of the Fund’s foreign investments.
•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation. Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investment.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

SEC Response 14

JNL/Franklin Templeton Small Cap Value Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investment.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
Investment value style risk – Value stocks may not increase in price if other investors fail to recognize a company’s value or the factors that are expected to increase the price of a security do not occur. In the past, over the long-term, the growth and value stock categories have had similar returns; however, each category sometimes outperforms the other for longer periods of time.

•
Liquidity risk – Investments in securities that are difficult to purchase or sell (illiquid or thinly-traded securities) may reduce returns if the Fund is unable to sell the securities at advantageous times or prices.

•	Small cap investing risk – Investing in smaller, newer companies generally involves greater risks than investing in larger, more established ones.

SEC Response 15

JNL/Invesco Global Real Estate Fund
(formerly, JNL/AIM Global Real Estate Fund)
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investment.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
High yield bonds, lower-rated bonds, and unrated securities – High-yield bonds, lower-rated bonds, and unrated securities are broadly referred to as “junk bonds,” and are considered below “investment-grade” by national ratings agencies.  Junk bonds are subject to the increased risk of an issuer’s inability to meet principal and interest payment obligations.

•
Industry concentration risk – Greater emphasis or programmed concentration on investments in a particular industry may result in significant share value fluctuation in response to events affecting that industry.

•
Interest rate risk – When interest rates increase, fixed income securities generally will decline in value.  Long-term fixed-income securities normally have more price volatility than short-term fixed-income securities. The value of equity investments, such as utilities and real estate securities, may be sensitive to interest rate changes.

•
Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Fund’s investment objective.

•
Real estate investment risk – An investment in the Fund may be closely linked to the performance of the real estate markets and share prices may rise and fall more than the value of shares of a fund invested in a broader range of companies.

•
Short sales risk – A short sale may be effected by selling a security that the fund does not own. If the price of the security sold short increases, the fund would incur a loss; conversely, if the price declines, the fund will realize a gain. Although the gain is limited by the price at which the security was sold short, the loss is potentially unlimited.  In addition, short positions typically involve increased liquidity risk and transaction costs, and the risk that the third party to the short sale may fail to honor its contract terms.

SEC Response 10, 12

JNL/Lazard Emerging Markets Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Fund is long-term capital appreciation.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class A
Management/Administrative Fee	1.02%
Distribution and/or Service (12b-1) Fees	0.20%
Other Expenses	0.01%
Acquired Fund Fees and Expenses	0.01%
Total Annual Fund Operating Expenses	1.24%

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class B
Management/Administrative Fee	1.02%
Distribution and/or Service (12b-1) Fees	0.00%
Other Expenses	0.01%
Acquired Fund Fees and Expenses	0.01%
Total Annual Fund Operating Expenses	1.04%

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$126	$393	$681	$1,500

Class B
1 year	3 years	5 years	10 years
$106	$331	$574	$1,271

Portfolio Turnover (% of average value of portfolio).  The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio).  A higher portfolio turnover may indicate higher transaction costs.  These costs, which are not reflected in annual fund operating expenses or in the expense example, affect the Fund’s performance.

Period	Class A
1/1/2010 – 12/31/2010	23%

Period	Class B
1/1/2010 – 12/31/2010	23%

Principal Investment Strategies. The Fund seeks to achieve its objective by investing under normal circumstances at least 80% of its assets in equity securities of companies whose principal business activities are located in emerging market countries.

The Fund may engage, to a limited extent, in various investment techniques, such as foreign currency transactions and the use of derivative instruments to gain exposure to foreign currencies and emerging securities, and to hedge the Fund’s investments.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Country/Regional risk – There is a risk that world events, such as political upheaval, financial troubles, or natural disasters, will adversely affect the value of securities issued by companies in foreign countries or regions. This risk is especially high in emerging markets.

•	Currency risk – The value of the Fund’s shares may change as a result of changes in exchange rates reducing the value of the U.S. dollar value of the Fund’s foreign investments.
•
Derivatives risk – Investing in derivative instruments, such as, swaps, options, futures contracts, forward currency contracts, indexed securities and asset-backed securities, to be announced (TBAs) securities, interest rate swaps, credit default swaps, and certain exchange traded funds, involves risks, including liquidity, interest rate, market, counterparty, credit and management risks, mispricing or improper valuation. Changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index, and the Fund could lose more than the principal amount invested.  These instruments are subject to transaction costs and certain risks, such as unanticipated changes in securities prices and global currency investment.  The Fund could experience losses if its derivatives were poorly correlated with its other investments, or if the Fund were unable to liquidate its position because of an illiquid secondary market.

•
Emerging markets risk – Investments in emerging markets involve greater risk resulting from economic and political systems that typically are less developed, and likely to be less stable, than those of more advanced countries.  Loss may also result from the imposition of exchange controls, confiscations and other government restrictions or from problems in security registration or settlement and custody.  The Fund will also be subject to the risk of negative foreign currency rate fluctuations.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

JNL/Mellon Capital Management Emerging Markets Index Fund
Class A and B

Management.

Investment Adviser to the Fund:
Jackson National Asset Management, LLC

Sub-Adviser:
Mellon Capital Management Corporation

Portfolio Managers:
Name:	Joined Management Team In:	Title:
Karen Q. Wong	2011	Managing Director
Richard A. Brown	2011	Director
Thomas J. Durante	2011	Director

SEC Response 16

NL/Mellon Capital Management Pacific Rim 30 Fund
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
Limited management, trading cost and rebalance risk – Investing according to criteria applied on each Stock Selection Date prevents responding to market fluctuations or changes in the financial condition or business prospects of the selected companies, between Stock Selection Dates and may lead to higher transaction costs.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Pacific Rim investing risk - The Pacific Rim economies are in all stages of economic development. However, the Fund will concentrate investments in developed Pacific Rim markets.  Many of the Pacific Rim economies may be intertwined, so they may experience recessions at the same time.  Furthermore, many of the Pacific Rim economies are characterized by high inflation, undeveloped financial services sectors, heavy reliance on international trade, frequent currency fluctuations, devaluations, or restrictions, political and social instability, and less efficient markets.

SEC Response 21

JNL/WMC Money Market Fund
(formerly, JNL/Select Money Market Fund)
Class A and B

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Investment Objective.  The investment objective of the Fund is to achieve as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity.

Expenses.  This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

The expenses do not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable and the total expenses would be higher if they were included.

Shareholder Fees
(fees paid directly from your investment)
None

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class A
Management/Administrative Fee	0.37%
Distribution and/or Service (12b-1) Fees	0.20%
Other Expenses	0.00%
Total Annual Fund Operating Expenses	0.57%
Fee Waiver	0.30%
Net Expenses	0.27%

Annual Fund Operating Expenses (Expenses that you pay each year as a percentage of the value of your investment)
Class B
Management/Administrative Fee	0.37%
Distribution and/or Service (12b-1) Fees	0.00%
Other Expenses	0.00%
Total Annual Fund Operating Expenses	0.37%
Fee Waiver	0.10%
Net Expenses	0.27%

Jackson National Asset Management, LLC has contractually agreed to waive fees and reimburse expenses of the Fund to the extent necessary to limit the total operating expenses of each class of shares of the Fund, exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses, to an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the Fund’s investment income for the period.  The fee waiver will continue for at least one year from the date of the current Prospectus, unless the Board of Trustees approves a change in or elimination of the waiver. This fee waiver is subject to yearly review and approval by the Board of Trustees.

Expense Example.  This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. Also, this example does not reflect the expenses of the variable insurance contracts or the separate account, whichever may be applicable, and the total expenses would be higher if they were included. The table below shows the expenses you would pay on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period.  The example also assumes that the Fund operating expenses remain the same.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Class A
1 year	3 years	5 years	10 years
$28	$152	$288	$685

Class B
1 year	3 years	5 years	10 years
$28	$109	$198	$458

Principal Investment Strategies. The Fund invests in high-quality, U.S. dollar-denominated money market instruments that mature in 397 days or less.  The Fund primarily invests in money market instruments rated in one of the two highest short-term credit rating categories, including: (i) obligations issued or guaranteed as to principal and interest by the U.S. government, its agencies and instrumentalities or by state and local governments; (ii) time deposits, certificates of deposit and bankers acceptances, issued by banks and other lending institutions; (iii) commercial paper and other short-term obligations of U.S. and foreign issuers (including asset-backed securities); (iv) obligations issued or guaranteed by foreign governments or any of their political subdivisions, agencies or instrumentalities, including obligations of supranational entities; and (v) repurchase agreements on obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities.

The Sub-Adviser manages the Fund to meet the requirements of Rule 2a-7 under the 1940 Act, including those as to quality, diversification and maturity.  The Fund may invest more than 25% of its assets in the banking industry.

The Fund seeks to maintain a stable net asset value of $1.00 per share, neither the Federal Deposit Insurance Company, nor any other government agency insures or protects your investment.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Foreign securities risk – Investments in foreign securities involve risks not typically associated with U.S. investments.  These risks include, among others, adverse fluctuations in foreign currency values as well as adverse political, social and economic developments.  In addition, there may be less publicly available information and more volatile or less liquid markets.

•
Income risk – Which is the chance that the Fund’s income will decline because of falling interest rates. Because the Fund’s income is based on short-term interest rates – which can fluctuate significantly over short periods – income risk is expected to be high.  The Fund’s distributions to shareholders may decline when interest rates fall.

•
Risk of investment in banking industry – Investment of more than 25% of total assets in securities issued by U.S. banks, would entail the risk of the factors influencing the health of the banking industry affecting performance.  These may include economic trends, industry competition and governmental actions, as well as factors affecting the financial stability of borrowers.  The bank securities typically are not insured by the federal government.  Securities that do not represent deposits have lower priority in the bank’s capital structure than those that do. This lower priority means that, in the event of insolvency of the bank that issued the security, the security could become worth less than the Fund paid for it.

•
U.S. Government securities risk – Obligations issued by agencies and instrumentalities of the U.S. Government vary in the level of support they receive from the U.S. Government.  They may be: (i) supported by the full faith and credit of the U.S. Treasury; (ii) supported by the right of the issuer to borrow from the U.S. Treasury; (iii) supported by the discretionary authority of the U.S. Government to purchase the issuer’s obligations; or (iv) supported only by the credit of the issuer.  The maximum potential liability of the issuers of some U.S. Government Securities may greatly exceed their current resources, or their legal right to support from the U.S. Treasury.

Performance.  The information provides some indication of the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and by showing how the Fund’s average annual returns for 1, 5, and 10 years for Class A and 1 and 5 years for Class B compare with those of a broad measure of market performance.  The Fund’s past performance is not necessarily an indication of how the Fund will perform in the future.

The returns shown in the bar chart and table do not include charges that will be imposed by variable insurance products.  If these amounts were reflected, returns would be less than those shown.

The 7-day yield of Class A on December 31, 2010, was 0%.

The 7-day yield of Class B on December 31, 2010, was 0%.

SEC Response 6

JNL/S&P 4 Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk– The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL/S&P Managed Conservative Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL/S&P Managed Moderate Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL/S&P Managed Moderate Growth Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL/S&P Managed Growth Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL/S&P Managed Aggressive Growth Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL Disciplined Moderate Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL Disciplined Moderate Growth Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL Disciplined Growth Fund
Class A

Before you invest, you may want to review the Fund’s Prospectus, which contains more information about the Fund and its risks.  You can find the Fund’s Prospectus and other information about the Fund, including the Statement of Additional Information (“SAI”) and most recent reports to shareholders, online at http://jackson.onlineprospectus.net/jackson/JNLseriestrust/funds. You can also get this information at no cost by calling 1-800-873-5654 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution), or by sending an email request to ProspectusRequest@jackson.com.  The current Prospectus and SAI, both dated May 1, 2011, as amended, August 29, 2011, are incorporated by reference into (which means it legally is a part of) this Summary Prospectus.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.

•	Allocation risk – Performance depends on the changes in market and economic conditions in the selection and percentages of allocations among Underlying Funds.
•
Credit risk – The Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivatives contract, repurchase agreement or a loan of portfolio securities, is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations.

•
Equity securities risk – Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing inequities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

•
Non-diversification risk – With a smaller number of different issuers, there is more risk than holding a larger number of issuers, since changes in the financial condition or market status of a single issuer may cause greater fluctuation of total return and share price of a non-diversified portfolio.

•
Underlying funds risk – The ability of the Fund to achieve its investment objective will depend in part upon the allocations of investments in the Underlying Funds and their ability to achieve their investment objectives.

SEC Response 6

JNL Institutional Alt 20 Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL Institutional Alt 35 Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL Institutional Alt 50 Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL Institutional Alt 65 Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 5, 18

JNL/AQR Managed Futures Strategy Fund
Class A and B

Investment Objective.  The investment objective of the Fund is to seek positive absolute returns.

Principal Investment Strategies.  To pursue its investment objective, the Fund invests primarily in a portfolio of futures contracts and futures-related instruments (defined below).  The Fund’s universe of investments currently includes more than 100 global developed and emerging market exchange-traded futures, futures-related instruments and forward contracts across four major asset classes (commodities, currencies, fixed income and equities); however, this universe of investments is subject to change under varying market conditions and as these instruments evolve over time.

Generally, the Fund invests in futures contracts and futures-related instruments including, but not limited to, global developed and emerging market equity index futures, global developed and emerging market currency forwards, commodity futures, swaps on commodity futures, global developed fixed income futures, bond futures and swaps on bond futures (collectively, the “Instruments”), either by investing directly in those Instruments, or indirectly by investing in the Subsidiary (as described herein) that invests in those Instruments.  The Fund may also invest in fixed-income securities, money market instruments, and cash.  There are no geographic limits on the market exposure of the Fund’s assets.  This flexibility allows the Sub-Adviser to look for investments or gain exposure to asset classes and markets around the world, including emerging markets, that it believes will enhance the Fund’s ability to meet its objective. The Fund may also invest in exchange-traded funds or exchange-traded notes through which the Fund can participate in the performance of one or more Instruments.  The Fund’s return is expected to be derived principally from changes in the value of securities and its portfolio is expected to consist principally of securities.

The Fund’s portfolio managers use proprietary quantitative models to identify price trends in equity, fixed income, currency and commodity Instruments.  Once a trend is determined, the Fund will take either a long or short position in the given Instrument.  When taking a “long” position, the Fund purchases an instrument outright; when taking a “short” position, the Fund sells an instrument that it does not own and must borrow to meet its settlement obligations. A “long” position will benefit from an increase in price of the underlying Instrument, while a “short” position will benefit from a decrease in price of the underlying Instrument.  The size of the position taken will relate to the Sub-Adviser’s confidence in the trend continuing as well as the Sub-Adviser’s estimate of the Instrument’s risk.  The Sub-Adviser generally expects that the Fund will have exposure in long and short positions across all four major asset classes (commodities, currencies, fixed income and equities), but at any one time the Fund may emphasize one or two of the asset classes or a limited number of exposures within an asset class.

The Fund bears the risk that the proprietary quantitative models used by the portfolio managers will not be successful in identifying trends or in determining the size and direction of investment positions that will enable the Fund to achieve its investment objective.

The Sub-Adviser generally expects that the Fund’s performance will have a low correlation to the performance of the general global equity, fixed income, currency and commodity markets over any given market cycle; however, the Fund’s performance may correlate to the performance of any one or more of those markets over short-term periods.

Futures and forward contracts are contractual agreements to buy or sell a particular currency, commodity or financial instrument at a pre-determined price in the future.  The Fund’s use of futures contracts, forward contracts, swaps and certain other Instruments will have the economic effect of financial leverage.  Financial leverage magnifies exposure to the swings in prices of an asset class underlying an Instrument and results in increased volatility, which means the Fund will have the potential for greater gains, as well as the potential for greater losses, than if the Fund does not use Instruments that have a leveraging effect.  Leveraging tends to magnify, sometimes significantly, the effect of any increase or decrease in the Fund’s exposure to an asset class and may cause the Fund’s NAV to be volatile. For example, if the Sub-Adviser seeks to gain enhanced exposure to a specific asset class through an Instrument providing leveraged exposure to the class and that Instrument increases in value, the gain to the Fund will be magnified; however, if that investment decreases in value, the loss to the Fund will be magnified. A decline in the Fund’s assets due to losses magnified by the Instruments providing leveraged exposure may require the Fund to liquidate portfolio positions to satisfy its obligations, to meet redemption requests or to meet asset segregation requirements when it may not be advantageous to do so.  There is no assurance that the Fund’s use of Instruments providing enhanced exposure will enable the Fund to achieve its investment objective.

The Sub-Adviser expects the Fund’s NAV over short-term periods could be volatile because of the significant use of Instruments that have a leveraging effect.  Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations overtime.  Rapid and dramatic price swings will result in high volatility.  The Fund’s returns are expected to be volatile; however, the Sub-Adviser, on average, will target anannualized volatility level for the Fund of 10%.  The Sub-Adviser expects that the Fund’s targeted annualized forecasted volatility will typically range between 5% and 13%; however, the actual or realized volatility level for longer or shorter periods may be materially higher or lower depending on market or economic conditions.  Actual or realized volatility can and will differ from the forecasted or target volatility described above.

As a result of the Fund’s strategy, the Fund may have highly leveraged exposure to one or more asset classes at times.  The 1940 Act and the rules and interpretations there under impose certain limitations on the Fund’s ability to use leverage and require the Fund to “set aside” (often referred to as asset segregation”) liquid assets, or engage in other SEC or SEC staff-approved measures, to “cover” open positions with respect to certain Instruments that have the economic effect of financial leverage (as described above).  The Fund, however, is not subject to any additional limitations on its net long and short exposures.  For more information on the asset segregation requirements and these and other risk factors, please see the “Principal Risks of Investing in the Fund.”

When taking into account derivative instruments and instruments with a maturity of one year or less at the time of acquisition, the Fund’s strategy will result in frequent portfolio trading and high portfolio turnover (typically greater than 300%). The Sub-Adviser utilizes portfolio optimization techniques to determine the frequency of trading, taking into account the transaction costs associated with trading each Instrument.  A higher portfolio turnover rate results in correspondingly greater brokerage commissions and other transactional expenses, which are borne by the Fund, and may have adverse tax consequences.  The Fund employs sophisticated proprietary trading techniques in an effort to mitigate trading costs and execution impact on the Fund.

A significant portion of the assets of the Fund may be invested directly or indirectly in money market instruments, which may include, but are not be limited to, U.S. Government securities, U.S. government agency securities, short-term fixed income securities, overnight and/or fixed term repurchase agreements, money market mutual fund shares, and cash and cash equivalents with one year or less term to maturity.  These cash or cash equivalent holdings may serve as collateral or coverage for the positions the Fund takes and also earn income for the Fund.  While the Fund normally does not engage in any direct borrowing, leverage is implicit in the futures and other derivatives it trades.

The Fund intends to make investments through the JNL/AQR Managed Futures Fund Ltd. (the “Subsidiary”), a wholly owned subsidiary of the Fund formed in the Cayman Islands and may invest up to 25% of its total assets in the Subsidiary.   The Subsidiary is advised by Jackson National Asset Management, LLC (“JNAM”) and has the same money managers as the Fund. The President and Chief Financial Officer of the Fund serve as directors of the Subsidiary. The Subsidiary has entered into a separate investment advisory agreement with JNAM for the management of the Subsidiary portfolio pursuant to which JNAM agrees to receive no additional compensation for services to the Subsidiary. This provision of the investment advisory agreement with the Subsidiary may not be discontinued by JNAM as long as its contract with the Subsidiary is in place.

Generally, the Subsidiary will invest primarily in commodity futures, but it may also invest in financial futures, option and swap contracts, fixed income securities, pooled investment vehicles, including those that are not registered pursuant to the 1940 Act, and other investments intended to serve as margin or collateral for the Subsidiary’s derivative positions.  The Fund will invest in the Subsidiary in order to gain exposure to the commodities markets within the limitations of the federal tax laws, rules and regulations that apply to registered investment companies.  Unlike the Fund, the Subsidiary may invest without limitation in commodity-linked derivatives, however, the Subsidiary will comply with the same 1940 Act asset coverage requirements with respect to its investments in commodity-linked derivatives that are applicable to the Fund’s transactions in derivatives.  In addition, to the extent applicable to the investment activities of the Subsidiary, the Subsidiary will be subject to the same fundamental investment restrictions and will follow the same compliance policies and procedures as the Fund.  The Fund is the sole shareholder of the Subsidiary and does not expect shares of the Subsidiary to be offered or sold to other investors.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks do not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio, the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or investment techniques of the Fund’s investment adviser otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Commodity risk
•	Counterparty and settlement risk
•	Credit risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk
•	Forward and futures contract risk
•	Hedging instruments risk
•	Interest rate risk
•	Investment in other investment companies risk
•	Investment in money market mutual funds risk
•	Leveraging risk
•	Managed portfolio risk
•	Market risk
•	Model risk
•	Non-diversification risk
•	Portfolio turnover
•	Short sales risk
•	Subsidiary risk
•	Tax risk
•	U.S. Government securities risk
•	Volatility risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	Temporary defensive positions and large cash positions

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.

In addition, the performance of the Fund depends on the Sub-Adviser’s abilities to effectively implement the investment strategies of the Fund.

The SAI has more information about the Fund’s authorized investments and strategies, as well as, the risk and restrictions that may apply to it.

The Sub-Adviser and Portfolio Management. The Sub-Adviser to the JNL/AQR Managed Futures Strategy Fund is AQR Capital Management, LLC (“AQR”), located at Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830.  AQR is a Delaware limited liability company formed in 1998.  AQR provides discretionary investment management services to registered investment companies, collective investment vehicles, private investment partnerships, foreign investment companies and separately managed accounts.  AQR specializes in providing quantitative investment analysis, which relies on its proprietary models, utilizing a set of valuation, momentum, and other factors, to generate views on securities and apply them in a disciplined and systematic process.

The Fund is managed by a team of investment professionals.  The portfolio managers of the Sub-Adviser responsible for the oversight of the Fund are Messrs. Clifford S. Asness, Ph.D., John M. Liew, Ph.D., Brian K. Hurst and Yao Hua Ooi.   Information regarding the portfolio managers of the Fund is set forth below.

Clifford S. Asness, Ph.D. is the Managing and Founding Principal of the Sub-Adviser. Prior to co-founding the Sub-Adviser in 1998, Dr. Asness was a Managing Director and Director of Quantitative Research for Goldman Sachs Asset Management. Dr. Asness holds a B.S. in Economics from the Wharton School and a B.S. in Engineering from the Moore School of Electrical Engineering at the University of Pennsylvania, as well as an M.B.A. and a Ph.D. in Finance from the University of Chicago.

John M. Liew, Ph.D. is a Founding Principal of the Sub-Adviser. Prior to co-founding the Sub-Adviser in 1998, Dr. Liew was a Vice President and portfolio manager for Goldman Sachs Asset Management. Dr. Liew holds a B.A. in Economics, an M.B.A. and a Ph.D. in Finance from the University of Chicago.

Brian K. Hurst is a Principal of the Sub-Adviser. Prior to joining the Sub-Adviser in 1998, Mr. Hurst was associated with Goldman Sachs &Co. where he worked as an Associate in the Asset Management Division’s Quantitative Research Group (1994-1998). He received a BS in Economics at the Wharton School at the University of Pennsylvania in 1994.

Yao Hua Ooi is a Vice President of the Sub-Adviser. Prior to joining the Sub-Adviser in 2004, Mr. Ooi was a summer analyst in the Fixed Income group at UBS. He received a B.S. in Economics from the Wharton School and a B.S. in Engineering from The School of Engineering and Applied Science at the University of Pennsylvania in 2004.

The SAI provides additional information about each portfolio manager’s compensation, other accounts managed, and ownership of securities in the Fund.

A discussion regarding the Board of Trustees’ basis for approving the sub-advisory agreement is available in the Fund’s Semi-Annual Report dated June 30, 2011.

SEC Response 5, 11

JNL/BlackRock Global Allocation Fund
Class A and B

Investment Objective.  The investment objective of the JNL/BlackRock Global Allocation Fund is high total investment return.

Investment Process.  In making investment decisions, Fund management tries to identify the long term trends and changes that could benefit particular markets and/or industries relative to other markets and industries. The Sub-Adviser will consider a variety of factors when selecting the markets, such as the rate of economic growth, natural resources, capital reinvestment and the social and political environment.

In deciding between equity and debt investments, the Sub-Adviser looks at a number of factors, such as the relative opportunity for capital appreciation, capital recovery risk, dividend yields, and the level of interest rates paid on debt securities of different maturities.

In selecting real assets (like real estate or precious metals-related securities), the Sub-Adviser identifies real assets that it believes will increase in value because of economic trends and cycles or political or other events.

In selecting stocks and other securities that are convertible into stocks, the Sub-Adviser emphasizes stocks that it believes are undervalued. The Sub-Adviser places particular emphasis on companies with below average price/earnings ratios or that may pay above average dividends.

The Sub-Adviser will invest in “junk” bonds, corporate loans and distressed securities only when it believes that they will provide an attractive total return, relative to their risk, as compared to higher quality debt securities.

The Sub-Adviser will invest in distressed securities when the Sub-Adviser believes they offer significant potential for higher returns or can be exchanged for other securities that offer this potential. However, there can be no assurance that the Fund will generally achieve these returns or that the issuer will make an exchange offer or adopt a plan of reorganization.

Principal Investment Strategies.  The Fund seeks to achieve its objective by investing in both equity and debt securities, money market securities and other short-term securities or instruments, of issuers located around the world. There is no limit on the percentage of assets the Fund can invest in a particular type of security.  Generally, the Fund seeks diversification across markets, industries and issuers as one of its strategies to reduce volatility. Except as described below, the Fund has no geographic limits on where its investments may be located. This flexibility allows the Sub-Adviser to look for investments in markets around the world that it believes will provide the best relative asset allocation to meet the Fund’s objective. The Fund may invest in securities of any market capitalization. The Fund uses derivatives as a means of managing exposure to foreign currencies and other adverse market movements, as well as to increase returns.

The Fund may also invest in REITs.  REITs are companies that own interests in real estate or in real estate related loans or other interests, and have revenue primarily consisting of rent derived from owned, income producing real estate properties and capital gains from the sale of such properties. REITs can generally be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest the majority of their assets directly in real property and derive their income primarily from rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both equity REITs and mortgage REITs. REITs are not taxed on income distributed to shareholders provided they comply with the requirements of the Internal Revenue Code of 1986, as amended.

The Sub-Adviser uses the Fund’s investment flexibility to create a portfolio of assets that, over time, tends to be relatively balanced between equity and debt securities and that is widely diversified among many individual investments.  The Fund may invest in both developed and emerging markets.  As of December 31, 2010, the Fund was invested in 46 different countries with approximately 57% of its net assets invested outside the United States.  In addition to investing in foreign securities, the Fund actively manages its exposure to foreign currencies through the use of forward currency contracts and other currency derivatives. The Fund will also invest in non-U.S. currencies, however, the Fund may underweight or overweight a currency based on the Sub-Adviser’s outlook. The Fund may also invest in non-convertible debt securities. Non-convertible debt securities will generally be longer-term securities with the potential for capital appreciation through changes in interest rates, exchange rates, or the general perception of the creditworthiness of issuers in certain countries.  The Fund may also invest in non-convertible debt securities to generate income.  The Fund may invest in corporate loans.

The Fund’s composite Reference Benchmark has at all times since the Fund’s formation included a 40% weighting in non-US securities. Throughout its history, the Fund has maintained a weighting in non-US securities, often exceeding the 40% Reference Benchmark weighting and rarely falling below this allocation. Under normal circumstances, the Fund anticipates it will continue to allocate a substantial amount (approximately 40% or more — unless market conditions are not deemed favorable by the Sub-Adviser, in which case the Fund would invest at least 30%) — of its total assets in securities (i) of foreign government issuers; (ii) of issuers organized or located outside the U.S.; (iii) of issuers which primarily trade in a market located outside the U.S.; or (iv) of issuers doing a substantial amount of business outside the U.S., which the Fund considers to be companies that derive at least 50% of their revenue or profits from business outside the U.S. or have at least 50% of their sales or assets outside the U.S.  The Fund will allocate its assets among various regions and countries, including the United States (but in no less than three different countries).  For temporary defensive purposes the Fund may deviate very substantially from the allocation described above.

The Fund may invest a portion of its assets in securities related to real assets (like real estate or precious metals-related securities) such as stock, bonds or convertible bonds issued by real estate investment trusts or companies that mine precious metals.

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments , such as structured notes, and other investment vehicles that exclusively invest in precious metals, which are designed to provide this exposure without direct investment in physical commodities or commodities futures contracts. The Fund may also gain exposure to commodity markets by investing in the Subsidiary. The Subsidiary invests primarily in commodity-related instruments. JNAM is the manager of the Subsidiary. The Subsidiary (unlike the Fund) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Fund. The Fund will limit its investments in the Subsidiary to 25% of its total assets.

The Subsidiary is advised by Jackson National Asset Management, LLC (“JNAM”) and has the same money managers as the Fund. The President and Chief Financial Officer of the Fund serve as directors of the Subsidiary. The Subsidiary has entered into a separate investment advisory agreement with JNAM for the management of the Subsidiary portfolio pursuant to which JNAM agrees to receive no additional compensation for services to the Subsidiary. This provision of the investment advisory agreement with the Subsidiary may not be discontinued by JNAM as long as its contract with the Subsidiary is in place.

The Fund can invest in all types of equity securities, including common stock, preferred stock, warrants and stock purchase rights of companies of any market capitalization. The Sub-Adviser may seek to invest in the stock of smaller or emerging growth companies that it expects will provide a higher total return than other equity investments. Investing in smaller or emerging growth companies involves greater risk than investing in more established companies.

The Fund can invest in all types of debt securities, including U.S. and foreign government bonds, corporate bonds and convertible bonds, mortgage-and asset-backed securities, and securities issued or guaranteed by certain international organizations such as the World Bank.

The Fund may invest up to 35% of its total assets in “junk” bonds, corporate loans and distressed securities. Junk bonds are bonds that are rated below investment grade by independent rating agencies or are bonds that are not rated but which the Sub-Adviser considers to be of comparable quality. Corporate loans are direct obligations of U.S. or foreign corporations that are purchased by the Fund in the secondary market. Distressed securities are securities that are in default on payments of interest or principal at the time the Fund buys the securities or are issued by a bankrupt entity. These securities offer the possibility of relatively higher returns but are significantly riskier than higher rated debt securities.

The Fund may use derivatives, including options, futures, indexed securities, inverse securities, swaps and forward contracts both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets.

Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gas), a currency or an index such as the S&P 500 Index. The use of options, futures, indexed securities, inverse securities, swaps and forward contracts can be effective in protecting or enhancing the value of the Fund’s assets. While these instruments involve certain risks, the Fund will not engage in certain strategies that are considered highly risky and speculative.

Other Strategies

In addition to the main strategies discussed above, the Fund may use certain other investment strategies. The Fund may also invest or engage in the following investments/strategies:

•	Borrowing — The Fund may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions.

•
Depositary Receipts — The Fund may invest in securities of foreign issuers in the form of depositary receipts or other securities that are convertible into securities of foreign issuers. The Fund may invest in unsponsored Depositary Receipts.

•
Illiquid/Restricted Securities — The Fund may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. The Subsidiary will also limit its investment in illiquid securities to 15% of its net assets. In applying the illiquid securities restriction to the Fund, the Fund’s investment in the Subsidiary is considered to be liquid. Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale (i.e., certain Rule 144A securities). They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market. Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public.

•
Indexed and Inverse Securities — The Fund may invest in securities that provide a return based on fluctuations in a stock or other financial index. For example, the Fund may invest in a security that increases in value with the price of a particular securities index. In some cases, the return of the security may be inversely related to the price of the index. This means that the value of the security will rise as the price of the index falls and vice versa.  Although these types of securities can make it easier for the Fund to access certain markets or hedge risks of other assets held by the Fund, these securities are subject to the risks related to the underlying index or other assets.

•
Investment Companies — The Fund has the ability to invest in other investment companies, such as exchange-traded funds, money market funds, unit investment trusts, and open-end and closed-end funds, including affiliated investment companies.

•	Non-U.S. Dollar Cash Investments — The Fund may hold non-U.S. dollar cash investments.

•
Repurchase Agreements, Purchase and Sale Contracts — The Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period.

•
Securities Lending — The Fund may lend securities with a value up to 33 1⁄3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

•
Short Sales — The Fund may engage in short sales. The Fund may make short sales of securities, either as a hedge against potential declines in value of a portfolio security or to realize appreciation when a security that the Fund does not own declines in value. The Fund will not make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 20% of the value of its total assets. The Fund may also make short sales “against the box” without being subject to this limitation. In this type of short sale, at the time of the sale, the Fund owns or has the immediate and unconditional right to acquire the identical securities at no additional cost.

•
Short-Term Securities or Instruments — The Fund can invest in high quality short-term U.S. dollar or non-U.S. dollar denominated fixed-income securities or other instruments, such as U.S. or foreign government securities, commercial paper and money market instruments issued by U.S. or foreign commercial banks or depository institutions. The Sub-Adviser may increase the Fund’s investment in these instruments in times of market volatility or when it believes that it is prudent or timely to be invested in lower yielding but less risky securities.  Large investments in such securities or instruments may prevent the Fund from achieving its investment objective.

•
Standby Commitment Agreements — Standby commitment agreements commit the Fund, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Fund at the option of the issuer.

•
Temporary Defensive Strategies — For temporary defensive purposes, the Fund may restrict the markets in which it invests and may invest without limitation in cash, cash equivalents, money market securities, such as U.S. Treasury and agency obligations, other U.S. Government securities, short-term debt obligations of corporate issuers, certificates of deposit, bankers acceptances, commercial paper (short term, unsecured, negotiable promissory notes of a domestic or foreign issuer) or other high quality fixed-income securities.

•
Warrants – A warrant gives the Fund the right to buy stock.  The warrant specifies the amount of underlying stock, the purchase (or “exercise” price), and the date the warrant expires.  The Fund has no obligation to exercise the warrant and buy the stock.  A warrant has value only if the Fund is able to exercise it or sell it before it expires.

•
When-Issued and Delayed Delivery Securities and Forward Commitments — The purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Fund at an established price with payment and delivery taking place in the future. The Fund enters into these transactions to obtain what is considered an advantageous price to the Fund at the time of entering into the transaction.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks do not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio, the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or investment techniques of the Fund’s investment adviser otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Call risk
•	Commodity risk
•	Convertible securities risk
•	Credit risk
•	Derivatives risk
•	Emerging markets risk
•	Equities securities risk
•	Extension risk
•	Foreign securities risk
•	Interest rate risk
•	High yield bonds, lower-rated bonds, and unrated securities
•	Loans risk
•	Market risk
•	Mid-capitalization investing risk
•	Non-diversification risk
•	Real estate investment risk
•	Small cap investing risk
•	Sovereign debt risk
•	Structured note risk
•	Subsidiary risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	Borrowing risk
•	Currency risk
•	Expense risk
•	Indexed and inverse securities risk
•	Investment in other investment companies risk
•	Leveraging risk
•	Liquidity risk
•	Mortgage-backed and mortgage-related securities risk
•	Precious metal related securities risk
•	Preferred stock risk
•	Repurchase agreements, purchase and sale contracts risk
•	Risk arbitrage securities and distressed companies
•	Short sales risk
•	Standby commitment agreements risk
•	Temporary defensive positions and large cash positions
•	Warrants risk
•	When-issued and delayed delivery securities and forward commitments risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.

In addition, the performance of the Fund depends on the Sub-Adviser’s abilities to effectively implement the investment strategies of the Fund.

The SAI has more information about the Fund’s authorized investments and strategies, as well as, the risk and restrictions that may apply to it.

The Sub-Adviser and Portfolio Management. The Sub-Adviser to the JNL/BlackRock Global Allocation Fund is BlackRock Investment Management, LLC, located at 800 Scudders Mill Road, Plainsboro, New Jersey, 08536.

Dennis Stattman, CFA, Managing Director and senior portfolio manager, is head of BlackRock’s Global Allocation team and a member of the Leadership Committee.  Mr. Stattman’s service with the firm dates back to 1989, including his years with Merrill Lynch Investment Managers (MLIM), which merged with BlackRock in 2006. His responsibilities at MLIM included managing the Global Allocation Fund. Prior to joining MLIM, he was the director of research for a leading investment management company and investment officer for the World Bank, supervising the management of US equities in the bank’s retirement plan.  Mr. Stattman earned a BA degree in commerce from the University of Virginia in 1973, and an MBA degree, with honors, from the University of Chicago in 1980.

Dan Chamby, CFA, Managing Director and associate portfolio manager, is a member of BlackRock’s Global Allocation team.  Mr. Chamby’s service with the firm dates back to 1993, including his years with Merrill Lynch Investment Managers (MLIM), which merged with BlackRock in 2006. He has been with the Global Allocation Fund since joining MLIM, most recently as an associate portfolio manager. Prior to joining MLIM, he was with Fujitsu Ltd. in their Tokyo headquarters as a research analyst. He began his investment career with Mellon Bank in 1982 as an Asia/Pacific credit analyst, and later managed the International Money Market desk. Mr. Chamby speaks Japanese and French. He earned a BA degree in political science and French literature from Duquesne University in 1982, and an MBA degree from the University of Pennsylvania in 1988.

Aldo Roldan, PhD, Managing Director and associate portfolio manager, is a member of BlackRock’s Global Allocation team.  Mr. Roldan’s service with the firm dates back to 1998, including his years with Merrill Lynch Investment Managers (MLIM), which merged with BlackRock in 2006. At MLIM, he was an associate portfolio manager for various global portfolios, and was head of emerging market debt. Prior to joining MLIM in 1998, he was a senior vice president at Santander Investments, and earlier was a global economic analyst at JP Morgan Chase. Mr. Roldan began his investment career at Chase Econometrics, where he founded and managed the emerging markets research group.  Mr. Roldan earned a BA degree in economics from the University of Chile in 1973, and a PhD in economics and econometrics from the University of Pennsylvania in 1978.

The SAI provides additional information about each portfolio manager’s compensation, other accounts managed, and ownership of securities in the Fund.

A discussion regarding the Board of Trustees’ basis for approving the sub-advisory agreement is available in the Fund’s Semi-Annual Report dated June 30, 2011.

SEC Response 14

JNL/Franklin Templeton Small Cap Value Fund
Class A and B

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Foreign securities risk
•	Investment value style risk
•	Liquidity risk
•	Small cap investing risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	Convertible securities risk
•	Currency risk
•	Cyclical opportunities risk
•	Industry concentration risk
•	Interest rate risk
•	Managed portfolio risk
•	Market risk
•	Mid-capitalization investing risk
•	Sector risk
•	Temporary defensive positions and large cash positions

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.

In addition, the performance of the Fund depends on the Sub-Adviser’s abilities to effectively implement the investment strategies of the Fund.

The SAI has more information about the Fund’s authorized investments and strategies, as well as the risk and restrictions that may apply to it.

SEC Response 15

JNL/Invesco Global Real Estate Fund (formerly, JNL/AIM Global Real Estate Fund)
Class A and B

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s and sub-Sub-Advisers’ investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Credit risk
•	Foreign securities risk
•	High yield bonds, lower-rated bonds, and unrated securities
•	Industry concentration risk
•	Interest rate risk
•	Managed portfolio risk
•	Real estate investment risk
•	Short sales risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 10b, 12
JNL/Lazard Emerging Markets Fund
Class A and B

Investment Objective.  The investment objective of the JNL/Lazard Emerging Markets Fund is long-term capital appreciation.

Principal Investment Strategies.  The Fund seeks to achieve its objective by investing under normal circumstances at least 80% of its assets (net assets plus the amount of any borrowings for investment purposes) in equity securities of companies whose principal business activities are located in emerging market countries.

Emerging market countries include, but are not limited to. all countries represented by the MSCI Emerging Markets Index.  The Index includes, but is not limited to, the following countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

The Sub-Adviser has expertise in managing relative value and relative growth emerging markets equity strategies and may allocate assets to relative value and relative growth investment strategies.  In the emerging markets relative value strategy, assets are invested in companies that the Sub-Adviser believes are undervalued based on their earnings, cash flow or asset values.  In the emerging markets relative growth strategy, the Sub-Adviser employs a relative growth investment philosophy that is based on value creation through the process of bottom-up stock selection.  The philosophy is implemented by assessing the trade-off between forward earnings growth rates and valuations for an individual security.  The Sub-Adviser’s approach consists of an analytical framework, accounting validation, fundamental analysis and portfolio construction parameters.

The Sub-Adviser will make allocation decisions between the strategies based on quantitative and qualitative analysis through proprietary software models.  Quantitative analysis includes, among others, statistical analysis of portfolio risks, factor dependencies and trading tendencies.  Qualitative analysis includes, among others, analysis of the global economic environment as well as internal and external research on individual securities, portfolio holdings, attribution factors, behavioral patterns and overall market views and scenarios.

The allocation of the Fund’s assets among emerging market countries may shift from time to time based on the Sub-Adviser’s judgment and its analysis of market conditions.  However, the Fund is likely to focus on companies in Latin America, the Pacific Basin and Eastern Europe.

The Fund may engage, to a limited extent, in various investment techniques, such as foreign currency transactions and the use of derivative instruments to gain exposure to foreign currencies and emerging securities, and to hedge the Fund’s investments.

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Country/Regional risk
•	Currency risk
•	Derivatives risk
•	Emerging markets risk
•	Foreign securities risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

Additional Information About the Other Investment Strategies, Other Investments and Risks of the Fund (Other than Principal Strategies/Risks).  While the portfolio may engage in foreign currency transactions primarily for hedging purposes, it may also use these transactions to increase returns.  However, there is a risk that these transactions may reduce returns or increase volatility.

There may be additional risks that may affect the Fund’s ability to achieve its stated investment objective.  Those additional risks are:

•	Counterparty and settlement risk
•	Investment value style risk
•	Market risk
•	Temporary defensive positions and large cash positions

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.

In addition, the performance of the Fund depends on the Sub-Adviser’s abilities to effectively implement the investment strategies of the Fund.

The SAI has more information about the Fund’s authorized investments and strategies, as well as the risk and restrictions that may apply to it.

The Sub-Adviser and Portfolio Management.  The Sub-Adviser to the JNL/Lazard Emerging Markets Fund is Lazard Asset Management LLC (“Lazard”), 30 Rockefeller Plaza, New York, New York 10112.  Lazard is a subsidiary of Lazard Frères & Co. LLC, a New York limited liability company, which provides its clients with a wide variety of investment banking, brokerage and related services.  Lazard and its affiliates provide investment management services to client discretionary accounts of both individuals and institutions.

John R. Reinsberg is a Deputy Chairman with responsibility for international and global strategies. He is also a Portfolio Manager on the Global Equity and International Equity portfolio teams. He began working in the investment field in 1981. Prior to joining Lazard in 1992, John was Executive Vice President with General Electric Investment Corporation and Trustee of the General Electric Pension Trust. He was also previously with Jardine Matheson (Hong Kong) and Hill & Knowlton, Inc. John has an MBA from Columbia University and a BA from the University of Pennsylvania. He is a member of the University of Pennsylvania School of Arts and Sciences Board of Overseers, the University of Pennsylvania Huntsman Program Advisory Board, the Board of Directors of the Alliance for Cancer Gene Therapy, the Board of Directors of The Jewish Museum, as well as the Board of Directors of the U.S. Institute (Institutional Investor).

James Donald is a Portfolio Manager/Analyst on the Emerging Markets Equity team and Head of the Emerging Markets Group. He began working in the investment field in 1985. Prior to joining Lazard in 1996, James was a Portfolio Manager with Mercury Asset Management. He has a BA (Hons) in history from the University of Western Ontario.

Rohit Chopra is a Portfolio Manager/Analyst on the Emerging Markets Equity team, focusing on consumer and telecommunications research and analysis.  He began working in the investment field in 1996. Prior to joining the Firm in 1999, Rohit was with Financial Resources Group, Deutsche Bank and Morgan Stanley, Dean Witter, Discover Company. He has a BS in Finance and Information Systems from New York University and also studied at the London School of Economics and Political Science.

Erik McKee is a Portfolio Manager/Analyst on the Emerging Markets Equity team, focusing on the materials and industrials sectors.  He began working in the investment field in 1996.  Prior to joining Lazard in 1999, he was with Bank of America and Unibanco in Sao Paulo, Brazil.  Erik has a BA in International Finance from Brown University. He also studied history at the Sorbonne in Paris.

Jai Jacob is a Portfolio Manager/Analyst, leading the Lazard Multi Strategy investment team. Prior to joining the Multi Strategy investment team, Jai worked in Global Risk Management, Fixed Income, Quantitative Technology and Settlements. He led the development of Lazard’s proprietary Risk Analysis system, and has built quantitative analytical tools for over 40 Lazard investment strategies. Jai began working in the investment field in 1998 upon joining Lazard. He has a BA in English from Cornell University.

Kevin O'Hare is a Portfolio Manager/Analyst on the Developing Markets Equity team, focusing on the technology, health care, telecommunications and consumer discretionary sectors. He began working in the investment field in 1991. Prior to joining Lazard in 2001, Kevin was with Merrill Lynch, and Moore Capital Management. Kevin has an MBA in Finance from St. John's University and a BS in Finance from King's College.

The SAI provides additional information about each portfolio manager’s compensation, other accounts managed, and ownership of securities in the Fund.

A discussion regarding the Board of Trustees’ basis for approving the sub-advisory agreement is available in the Fund’s Semi-Annual Report dated June 30, 2011.

SEC Response 16

JNL/Mellon Capital Management Pacific Rim 30 Fund
Class A and B

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Foreign securities risk
•	Pacific Rim investing risk
•	Limited management, trading cost and rebalance risk
•	Non-diversification risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 21

JNL/WMC Money Market Fund
(formerly, JNL/Select Money Market Fund)
Class A and B

Principal Investment Strategies.  The Fund invests in high-quality, U.S. dollar-denominated money market instruments that mature in 397 days or less.  The Fund primarily invests in money market instruments rated in one of the two highest short-term credit rating categories, including:

•	Obligations issued or guaranteed as to principal and interest by the U.S. government, its agencies and instrumentalities or by state and local governments;
•	Obligations, such as time deposits, certificates of deposit and bankers acceptances, issued by banks and other lending institutions;
•	Commercial paper and other short-term obligations of U.S. and foreign issuers (including asset-backed securities);
•	Obligations issued or guaranteed by foreign governments or any of their political subdivisions, agencies or instrumentalities, including obligations of supranational entities; and
•	Repurchase agreements on obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities.

Not all obligations of the U.S. government, its agencies and instrumentalities are backed by the full faith and credit of the U.S. Treasury.  Some obligations, such as those issued by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, are backed only by the credit of the issuing agency or instrumentality, and in some cases there may be some risk of default by the issuer.  Any guarantee by the U.S. government or its agencies or instrumentalities of a security held by the Fund does not apply to the market value of such security or to shares of the fund itself.  In addition, because many types of U.S. government securities trade actively outside the U.S., their prices may rise and fall as changes in global economic conditions affect the demand for these securities.  The Fund may also invest in unrated securities that are of comparable quality as rated securities, as determined by the Sub-Adviser in accordance with procedures adopted by the Fund’s Board.

The Sub-Adviser’s investment approach combines top-down analysis with fundamental bottom-up security selection. The manager considers factors such as the anticipated level of interest rates and the maturity of individual securities to determine the Fund’s overall weighted average maturity. The overall weighted average maturity of the Fund’s investments is 60 days or fewer.

The Sub-Adviser manages the Fund to meet the requirements of Rule 2a-7 under the 1940 Act, including those as to quality, diversification and maturity.  The weighted average maturity of the Fund’s portfolio shall not exceed 60 days and the weighted average life of the Fund’s portfolio shall not exceed 120 days.  The Fund may invest more than 25% of its assets in the banking industry.

The Fund seeks to maintain a stable net asset value of $1.00 per share, neither the Federal Deposit Insurance Company, nor any other government agency insures or protects your investment.

SEC Response 6

JNL/S&P 4 Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL/S&P Managed Conservative Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL/S&P Managed Moderate Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL/S&P Managed Moderate Growth Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL/S&P Managed Growth Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL/S&P Managed Aggressive Growth Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL Disciplined Moderate Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL Disciplined Moderate Growth Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s and investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 6

JNL Disciplined Growth Fund
Class A

Principal Risks of Investing in the Fund.  An investment in the Fund is not guaranteed.  As with any mutual fund, the value of the Fund’s shares will change, and you could lose money by investing in the Fund.  The following descriptions of the principal risks does not provide any assurance either of the Fund’s investment in any particular type of security, or assurance of the Fund’s success in its investment selections, techniques and risk assessments.  As a managed portfolio the Fund may not achieve its investment objective for a variety of reasons including changes in the financial condition of issuers (due to such factors as management performance, reduced demand or overall market changes), fluctuations in the financial markets, declines in overall securities prices, or the Sub-Adviser’s investment techniques otherwise failing to achieve the Fund’s investment objective. A variety of specific factors may influence its investment performance, such as the following:

•	Allocation risk
•	Credit risk
•	Equity securities risk
•	Non-diversification risk
•	Underlying funds risk

Please see the “Glossary of Risks” section, which is set forth before the “Management of the Trust” section, for a description of these risks.  There may be other risks that are not listed herein that could cause the value of your investment in the Fund to decline and that could prevent the Fund from achieving its stated investment objective.  This Prospectus does not describe all of the risks of every technique, investment strategy or temporary defensive position that the Fund may use.  For additional information regarding the risks of investing in the Fund, please refer to the SAI.

SEC Response 18, 23

GLOSSARY OF RISKS

Forward and futures contract risk – The successful use of forward and futures contracts draws upon the Adviser’s or Sub-Adviser’s skill and experience with respect to such instruments and are subject to special risk considerations.  The primary risks associated with the use of futures contracts are (a) the imperfect correlation between the change in market value of the instruments held by the Fund and the price of the forward or futures contract; (b) possible lack of a liquid secondary market for a forward or futures contract and the resulting inability to close a forward or futures contract when desired; (c) losses caused by unanticipated market movements, which are potentially unlimited; (d) the Sub-Adviser’s inability to predict correctly the direction of securities prices, interest rates, currency exchange rates and other economic factors; (e) the possibility that the counterparty will default in the performance of its obligations; and (f) if the Fund has insufficient cash, it may have to sell securities from its portfolio to meet daily variation margin requirements, and the Fund may have to sell securities at a time when it may be disadvantageous to do so.

Investment in money market mutual funds risk – The Fund may invest in money market mutual funds. An investment in a money market mutual fund is not insured or guaranteed by a Federal Deposit Insurance Corporation or any other government agency. Although such funds seek to preserve the value of the Fund’s investment at $1.00 per share, it is possible to lose money by investing in a money market mutual fund.

Managed portfolio risk – As an actively managed portfolio, the value of the Fund’s investments could decline because the financial condition of an issuer may change (due to such factors as management performance, reduced demand or overall market changes), financial markets may fluctuate or overall prices may decline, or the manager’s investment techniques could fail to achieve the Fund’s investment objective , or may negatively affect the Fund’s investment performance, or legislative, regulatory, or tax developments may affect the investment techniques available to the manager of the Fund.  There is no guarantee that the investment objective of the Fund will be achieved.

Structured note risk – A Fund may invest in notes, sometimes called “structured notes,” linked to the performance of securities or commodities.  Commodity-linked structured notes provide exposure, which may include long and/or short exposure, to the investment returns of “real assets” (i.e., assets that have tangible properties such as oil, gold and silver) that trade in the commodities markets without investing directly in physical commodities.  The performance of these notes is determined by the price movement of the commodities underlying the note.  These notes are subject to the credit risk of the issuing party and may be less liquid than other types of securities.  This means that a Fund may lose money if the issuer of the note defaults and that a Fund may not be able to readily close out its investment in such notes without incurring losses.

Subsidiary risk (for JNL/BlackRock Global Allocation Fund and JNL/AQR Managed Futures Fund only) – By investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary’s investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see “Commodity Risk” above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act of 1940, as amended (“1940 Act”), and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the 1940 Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by the Fund’s sub-adviser , making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the Statement of Additional Information (“SAI”) and could affect the Fund.

Tax risk – The Internal Revenue Service (“IRS”) has issued a ruling that causes certain income from commodity-linked swaps, to gain exposure to the DJ-UBS Index, to not be considered qualifying income for purposes of being taxed as a regulated investment company.  Any income derived from direct investments in such commodity-linked swaps or certain other commodity-linked derivatives must be limited to a maximum of 10% of the Fund’s gross income. Failure to qualify as a RIC, subjects a fund to federal income tax on its net income at regular corporate rates (without regard to the dividends paid deduction for distributions to shareholders. When distributed, that income would also be taxable to shareholders as an ordinary dividend to the extent attributable to the Fund’s earnings and profits.  Failure to qualify as a RIC would subject Fund shareholders to federal income tax, to the risk of diminished returns.

Tax risk (for JNL/AQR Managed Futures Fund and JNL/BlackRock Global Allocation Fund only) – In order for a Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Service Code, the Fund must derive at least 90 percent of its gross income each taxable year from qualifying income, which is described in more detail in the SAI.  Income from certain commodity-linked derivative instruments in which the Fund invests is not considered qualifying income.   A Fund will therefore restrict its income from commodity-linked derivative instruments that do not generate qualifying income, such as commodity-linked swaps, to a maximum of 10 percent of its gross income.

A Fund’s investment in the Subsidiary is expected to provide a Fund with exposure to the commodities markets within the limitations of the federal tax requirements of Subchapter M.  The annual net profit, if any, realized by the Subsidiary and imputed for income tax purposes to s fund will constitute “qualifying income” for purposes of s Fund remaining qualified as a regulated investment company for U.S. federal income tax purposes.  The tax treatment of commodity-linked notes, other commodity-linked derivatives and the Fund’s investments in the Subsidiary may be adversely affected by future legislation, Treasury Regulations and/or guidance issued by the IRS that could, among other things, affect the character, timing and/or amount of a Fund’s taxable income or gains and of distributions made by a Fund.